UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(RULE 14a-101)

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES

EXCHANGE ACT OF 1934

Filed by the Registrant

Filed by a Party other than the Registrant  ☐

Check the appropriate box:

☐   Preliminary Proxy Statement

☐   Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☒   Definitive Proxy Statement

☐   Definitive Additional Materials

☐   Soliciting Material Pursuant to §240.14a-12

The Navigators Group, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

	(1)	Title of each class of securities to which transaction applies:

	(2)	Aggregate number of securities to which transaction applies:

	(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

	(4)	Proposed maximum aggregate value of transaction:

	(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

	(1)	Amount Previously Paid:

	(2)	Form, Schedule or Registration Statement No.:

	(3)	Filing Party:

	(4)	Date Filed:

THE NAVIGATORS GROUP, INC.

400 Atlantic Street, 8th Floor

Stamford, Connecticut 06901

ANNUAL MEETING – May 26, 2016

Dear Stockholder:

You are cordially invited to attend the Annual Meeting of Stockholders of the Company to be held at 10:00 a.m. on Thursday, May 26, 2016 at the Company’s office at 400 Atlantic Street, 8th Floor, Stamford, Connecticut 06901.

A report of the Company’s current affairs will be presented at the Annual Meeting and Stockholders will have an opportunity for questions and comments.

You are requested to sign, date and return your proxy card whether or not you plan to attend the Annual Meeting.

We are grateful for your assistance and express our appreciation in advance.

Sincerely yours,

Robert V. Mendelsohn

Chairman

April 14, 2016

THE NAVIGATORS GROUP, INC.

400 Atlantic Street, 8th Floor

Stamford, Connecticut 060901

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

May 26, 2016

TO THE STOCKHOLDERS OF THE NAVIGATORS GROUP, INC.:

Notice is hereby given that the Annual Meeting of Stockholders of The Navigators Group, Inc. (the “Company”), a Delaware corporation, will be held at the Company’s office at 400 Atlantic Street, 8th Floor, Stamford, Connecticut on Thursday, May 26, 2016, at 10:00 a.m. At the meeting, stockholders will be asked to:

(1)	Elect ten (10) directors to serve until the 2017 Annual Meeting of Stockholders or until their respective successors have been duly elected and qualified;

(2)	Pass an advisory resolution on executive compensation;

(3)	Ratify the appointment of KPMG LLP as the independent auditors of the Company to examine and report on the December 31, 2016 financial statements; and

(4)	Transact such other business as may properly come before the Annual Meeting or any adjournment thereof.

The close of business on March 28, 2016 has been fixed by the Board of Directors as the date for the determination of stockholders entitled to notice of and to vote at the Annual Meeting, and only stockholders of record on such date will be entitled to vote. A list of stockholders will be open to examination by stockholders during ordinary business hours for a period of ten (10) days prior to the Annual Meeting at the office of the Company, 400 Atlantic Street, 8th Floor, Stamford, Connecticut 06901.

By Order of the Board of Directors

Emily B. Miner

Secretary

Stamford, Connecticut

April 14, 2016

YOUR VOTE IS IMPORTANT. WHETHER OR NOT YOU INTEND TO BE PRESENT AT THE MEETING, TO ASSURE THAT YOUR SHARES ARE REPRESENTED AT THE MEETING, PLEASE MARK, SIGN AND DATE THE ENCLOSED PROXY AND RETURN IT IN THE ENCLOSED PREPAID ENVELOPE OR, IF YOU PREFER, SUBMIT YOUR PROXY BY USING THE INTERNET FOLLOWING THE INSTRUCTIONS ON THE PROXY CARD. IF YOU ATTEND THE MEETING, YOU MAY VOTE IN PERSON IF YOU WISH TO DO SO, EVEN IF YOU HAVE PREVIOUSLY SUBMITTED YOUR PROXY.

THE NAVIGATORS GROUP, INC.

400 Atlantic Street, 8th Floor

Stamford, Connecticut 06901

ANNUAL MEETING OF STOCKHOLDERS

PROXY STATEMENT

General Information

The accompanying form of proxy is solicited on behalf of the Board of Directors (the “Board”) of The Navigators Group, Inc. for use at the annual meeting (the “Annual Meeting”) of the Company’s stockholders or any adjournment thereof. When we use the terms “we,” “us,” “our” or “the Company,” we are referring to The Navigators Group, Inc. and its subsidiaries, unless the context otherwise requires. The persons named on the proxy card have been designated as proxies by the Company’s Board of Directors. Such persons are officers of the Company. Any stockholder desiring to appoint some other person to represent him or her at the Annual Meeting may do so by completing another form of proxy and delivering the completed proxy to the Secretary of the Company at the address indicated above, prior to the Annual Meeting. It is the responsibility of the stockholder appointing some other person to represent him or her to inform such person of the appointment. The Company has first mailed or electronically delivered these proxy materials to holders (“Stockholders”) of shares of the Company’s Common Stock, par value $.10 per share (the “Common Stock”), on or about April 14, 2016. The Company’s executive and administrative office is located at 400 Atlantic Street, 8th Floor, Stamford, Connecticut 06901.

The proxy materials are available over the Internet at the web site address shown on your proxy card. Internet voting is available 24 hours a day. If you have access to the Internet, we encourage you to vote this way. If you vote over the Internet, please do not return your proxy card. Stockholders can elect to view future proxy statements and annual reports over the Internet instead of receiving paper copies in the mail. You can choose this option and save the Company the cost of producing and mailing the documents by following the instructions provided if you vote over the Internet. Should you choose to view future proxy statements and annual reports over the Internet, you will receive an e-mail next year with voting instructions and the Internet address of those materials.

The proxies that are properly executed and duly returned to the Company and not revoked will be voted as specified and, if no direction is made, will be voted for the election of each of our ten (10) nominees as directors (Proposal 1), for the approval of the compensation of our named executive officers (Proposal 2) and in favor of the appointment of KPMG LLP as the independent auditors of the Company for fiscal year 2016 (Proposal 3). Stockholders may also be asked to consider and take action with respect to such other matters as may properly come before the Annual Meeting or any adjournment or adjournments thereof. Each proxy granted is revocable and may be revoked at any time prior to its exercise by giving notice of such revocation to the Secretary of the Company at The Navigators Group, Inc., 400 Atlantic Street, 8th Floor, Stamford, Connecticut 06901. A Stockholder who attends the Annual Meeting in person may, if he or she wishes, vote by ballot at the Annual Meeting, thereby canceling any proxy previously given. The outstanding voting stock of the Company as of March 28, 2016, the record date, consisted of 14,537,989 shares of Common Stock, with each share of Common Stock entitled to one vote. Only Stockholders of record at the close of business on March 28, 2016 are entitled to vote at the Annual Meeting. The closing price of the Common Stock on March 28, 2016 was $83.44. A copy of the Company’s Annual Report for the year ended December 31, 2015 is being distributed simultaneously herewith and is electronically available to Stockholders on the Internet by logging on to www.proxyvote.com and following the instructions provided.

PROPOSAL 1

ELECTION OF DIRECTORS

The Board of Directors recommends that you vote FOR the director nominees described below. Proxies will be so voted unless Stockholders specify otherwise in their proxies.

The By-laws of the Company provide for the Company to have not less than three or more than twenty-one directors. The Board of Directors proposes the election of the ten nominees named below to constitute the entire Board of Directors of the Company until the next Annual Meeting of Stockholders or until their successors shall be duly elected and shall qualify. Each of the nominees is currently a director of the Company. All directors named below are standing for re-election by stockholders. In the event any nominee named below is unable or declines to serve, which the Board of Directors does not anticipate, it is intended that the proxies will be voted for the balance of those named and for any substitute nominee that the Board of Directors may designate.

Name	Age	Position with the Company	First Became a Director
Saul L. Basch	69	Director	2012
H. J. Mervyn Blakeney	78	Director	2004
Terence N. Deeks	76	Director	1982
Stanley A. Galanski	57	Director, President & CEO	2001
Geoffrey E. Johnson	68	Director	2011
Robert V. Mendelsohn	69	Chairman	2010
David M. Platter	56	Director	2013
Patricia H. Roberts	60	Director	2014
Janice C. Tomlinson	65	Director	2011
Marc M. Tract	56	Director	1991

Saul L. Basch began his career at Coopers & Lybrand with a concentration on insurance industry clients, ultimately acting as the Industry Leader and Senior Partner of the company’s Metropolitan New York Insurance Practice. He joined HSB Group, Inc. in 1995, ultimately serving as Vice Chairman, Chief Financial Officer and Treasurer. Mr. Basch retired from active employment with HSB Group, Inc. in 2012. Mr. Basch is a Certified Public Accountant.

H. J. Mervyn Blakeney spent a 30-year career with Cadbury Schweppes Plc, the final 10 years as Managing Director of Schweppes International Ltd. and as a director of its holding company. After retiring as an executive in 1988, he has held non-executive directorships in various industries, principally insurance, within the United Kingdom. Mr. Blakeney was a non-executive director of Navigators Underwriting Agency Ltd., a wholly-owned United Kingdom subsidiary of the Company, until December 2010 and until February 2010 was the non-executive Chairman of that board.

Terence N. Deeks is our founder. Mr. Deeks was our President until May 2002 and Chief Executive Officer until December 2002. Mr. Deeks served as an Executive Chairman of the Board from his retirement as Chief Executive Officer until May 26, 2010. As of such date, Mr. Deeks retired as an executive of the Company, and continued to serve as the non-executive Chairman of the Board until his retirement as Chairman on May 23, 2013. Mr. Deeks remains a director and Chairman Emeritus of the Company. Mr. Deeks has been engaged in the property and casualty insurance business since 1957.

Stanley A. Galanski has been our President since May 2002 and our Chief Executive Officer since January 2003. Prior thereto, he had been Executive Vice President and Chief Operating Officer of the Company since March 2001. Mr. Galanski was President of XL Insurance Company of New York from 2000 to March 2001, President of XL Specialty Insurance Company from 1997 to March 2001, and President of New Hampshire Insurance Company from 1995 to 1997. From 1980 to 1995, Mr. Galanski held various underwriting and management positions with the Chubb Group of Insurance Companies. Mr. Galanski is a director of several of our wholly-owned subsidiaries, including chairman of Navigators Insurance Company.

Geoffrey E. Johnson retired from PricewaterhouseCoopers (“PwC”) in 2010, where he had worked since 1969 in both London and New York, having served major clients and held senior management positions in the U.K., Europe and globally. Most recently, from 2002 – 2010, he served as the Chief Executive Officer of PwC’s Bermuda-based professional indemnity captive insurance company. Prior thereto, from 1998 – 2002, he was the Global Chief Financial Officer/Operations Leader for PwC. He is Chairman of the Board of Professional Asset Indemnity Limited. Mr. Johnson has also served as a director of Navigators Underwriting Agency Ltd., a wholly-owned United Kingdom subsidiary of the Company, since July 2011.

Robert V. Mendelsohn is the non-executive Chairman of the Board. Mr. Mendelsohn most recently served as Chief Executive of Royal & Sun Alliance Insurance Group, PLC from 1997 – 2002, prior to which he was Chief Executive Officer of Royal Insurance Group from 1993 – 1997. Before joining Royal, Mr. Mendelsohn worked for W.R. Berkley Corporation for 20 years, ultimately serving as President and Chief Operating Officer. Mr. Mendelsohn has also served in a number of industry organizations in capacities including Chairman of the American Insurance Association, Trustee of the Society of Chartered Property Casualty Underwriters and a Director of the International Insurance Society and the Geneva Association.

David M. Platter joined Coller Capital as an investment partner in January 2013. From 2006 to 2012, Mr. Platter worked for Credit Suisse in the Investment Banking Department’s Financial Institutions Group in the Americas, joining as a Managing Director and Group Head and ultimately serving as Vice Chairman and Senior Advisor. Mr. Platter began his investment banking career at Morgan Stanley in 1985. In 1994, he joined Donaldson, Lufkin & Jenrette. In 2000, he became Global Head of Financial Institutions Investment Banking at Bear Stearns. In 2004, he was a founding member of Sagent Advisors, an investment banking advisory boutique.

Patricia H. Roberts built a 35-year career at General Reinsurance Corporation (“GenRe”), joining in 1977 as an excess casualty underwriter, and acting in various roles before retiring in 2012 from her dual position as President and Chairman of General Star Management Company and President and Chairman of Genesis Management and Insurance Services Corporation, two wholly-owned subsidiaries of GenRe. Ms. Roberts received her CPCU (Chartered Property Casualty Underwriter) designation in 1985.

Janice C. Tomlinson worked at the Chubb Group of Insurance Companies (“Chubb”) for over 36 years, serving in various executive management roles, most recently as Executive Vice President of International Field Operations, until her retirement in December 2009. She has been actively involved in the community through her service on numerous non-profit boards. Ms. Tomlinson also serves on the boards of multiple subsidiaries of Firstcan Management Inc.

Marc M. Tract has been a partner of the law firm of Katten Muchin Rosenman LLP and a predecessor firm since 1994, which firms have been counsel to the Company for the same period. Mr. Tract specializes in the areas of corporate and regulatory matters for the insurance industry.

Non-Director Executive Officers

The current non-director executive officers of the Company are as follows:

Name	Age	Position
Carl L. Bach, III	40	Managing Director, Navigators Underwriting Agency Ltd.
H. Clay Bassett, Jr.	50	Senior Vice President and Chief Underwriting Officer
Michael J. Casella	55	President, Navigators International
Stephen R. Coward	62	President, Navigators Technical Risk
Ciro M. DeFalco	60	Senior Vice President and Chief Financial Officer
R. Scott Eisdorfer	52	Senior Vice President and Chief Administrative Officer
LoriAnn Lowery-Biggers	49	Senior Vice President and Chief Marketing Officer
Denise M. Lowsley	45	Senior Vice President and Global Human Resources Officer
Emily B. Miner	39	Senior Vice President, General Counsel and Secretary
Jeff L. Saunders	55	President, Navigators Specialty
Colin D. Sprott	46	Chief Underwriting Officer, Navigators International
Vincent C. Tizzio	49	President and Chief Executive Officer, Navigators Management Company, Inc.

Carl L. Bach, III joined the Company in 2009 to oversee the Company’s international professional liability underwriting division (NavPro). In June 2015, he assumed the position of Managing Director of Navigators Underwriting Agency Ltd., the managing agency of the Company’s Lloyd’s Syndicate, and President of London Market Insurance. Prior to joining the Company, Mr. Bach was Managing Director of the London branch of AIG Cat Excess Liability from 2007 to 2008 and Financial Lines Manager for AIG Cat Excess Liability in Europe from 2001 to 2007. Prior thereto, Mr. Bach served in various management liability underwriting positions with Reliance National from 1997 to 2000.

H. Clay Bassett, Jr. has been our Senior Vice President and Chief Underwriting Officer since April 2008. Prior to joining the Company, Mr. Bassett served as the Chief Underwriting Officer of Folksamerica Re from 2005 to 2008. Mr. Bassett served in various management positions with Argonaut Group, Inc. from 2002 to 2005, Swiss Re from 1997 to 2002 and American International Group, Inc. from 1990 to 1997. Mr. Bassett began his career at National Reinsurance Corp. in 1987.

Michael J. Casella joined the Company in April 2016 as President, Navigators International, overseeing the Company’s International Insurance segment. Prior to joining the Company, Mr. Casella worked for the Travelers Companies, Inc. as the SVP of International Insurance and Chief Distribution Officer, from November 2015 to March 2016. Prior thereto, Mr. Casella worked for Chubb for 32 years, which included time as the Chief Executive Officer of Chubb Insurance Company of Europe as well as of Chubb’s Lloyd’s managing agent. Prior to that, he served in various positions in the Chubb & Son organization, including positions in the US as well as those that required him to manage offices in Europe and Asia.

Stephen R. Coward joined the Company in 2002 and oversees the Company’s global technical risk underwriting divisions (NavTech). Mr. Coward has held various management positions in Navigators Underwriting Agency Ltd. and prior to joining the Company, Mr. Coward held senior underwriting management positions at SCOR UK and Copenhagen Reinsurance Co. Ltd.

Ciro M. DeFalco has been our Senior Vice President and Chief Financial Officer since December 2011 and has been with the Company since September 2011. Prior to joining the Company, Mr. DeFalco was Senior Vice President and Group Planning Officer of White Mountains Re Group, the reinsurance subsidiary of White Mountains Insurance Group, from 2007 to 2011 and Senior Vice President, Corporate Finance from 2002 to 2007. Prior thereto, Mr. DeFalco performed consulting services from 2000 to 2002 and worked in various financial positions for Marsh & McLennan Companies from 1988 to 2000.

R. Scott Eisdorfer has been our Senior Vice President and Chief Administrative Officer since October 2008, prior to which, from 2001, he was our Senior Vice President and Chief Information Officer and held the same titles with our insurance subsidiaries since 1999. From 1996 to 1999, Mr. Eisdorfer was a Vice President and Applications Manager of General Reinsurance Corporation, and prior thereto from 1985 held various information technology positions at National Reinsurance Corporation.

LoriAnn Lowery-Biggers is Senior Vice President and Chief Marketing Officer of the Company. Ms. Lowery-Biggers joined Navigators in 2009 to oversee Field Operations for Navigators Management Company and in 2012 assumed the position of Chief Marketing Officer. Ms. Lowery-Biggers has 22 years of experience in the insurance industry that most recently included serving as President of Lloyd’s Inc., North America from 2008 to 2009. Prior thereto, she held executive positions at Wells Fargo Insurance Services USA, Inc. and worked as a Managing Director at Marsh & McLennan Companies, Inc.

Denise M. Lowsley has been our Senior Vice President and Global Human Resources Officer since February 2013, prior to which she was a Senior Vice President of Navigators Management Company. Since joining the Company in 2009, Ms. Lowsley has been the head of the Company’s Global Human Resources department. Prior to joining the Company, Ms. Lowsley was International Vice President of Compensation and Benefits at New York Life Insurance Company from 2007 to 2009, Global Human Resource Manager at Liberty Mutual Insurance Group from 2004 to 2007 and served in various other human resource management positions at Liberty since 1997.

Emily B. Miner has been our Senior Vice President, General Counsel and Secretary since July 2013, having joined the Company in 2008. Prior to joining the Company, Ms. Miner worked at the law firm Dewey & LeBoeuf LLP, specializing in corporate and securities matters.

Jeff L. Saunders has been with Navigators since 2004 and has been President of Navigators Specialty, a division of the Company that focuses on U.S. excess and surplus lines working with U.S. wholesale brokers, since 2012. Prior thereto, Mr. Saunders was President of our Excess Casualty division. Prior to joining Navigators, Mr. Saunders was Vice President of Umbrella and Excess at CNA Insurance from 2002 to 2004, and served in various underwriting and management positions with CNA from 1997 to 2002, Firemen’s Fund Insurance Group from 1987 to 1997 and SAFECO Insurance Company from 1986 to 1987.

Colin D. Sprott has been the Chief Underwriting Officer for Navigators International since June 2015. Mr. Sprott joined the Company in April 2013 overseeing the Company’s global marine divisions and continues to oversee the Company’s marine business written in the International Segment. Mr. Sprott was Managing Director of XL Ltd, responsible for the Global Marine & Offshore Energy operations there, as well as serving as the Deputy Underwriter of XL’s Syndicate 1209 at Lloyd’s. Previous to that, he held various management positions with American International Group and Sedgwick Insurance Brokers. He holds committee memberships supporting the London Market Association (LMA) and International Union of Marine Insurance (IUMI).

Vincent C. Tizzio joined the Company in July 2012 as President and Chief Executive Officer of Navigators Management Company, in charge of the Company’s U.S. underwriting operations. Prior to joining the Company, Mr. Tizzio was Executive Vice President of Zurich North America from 2008 to 2012. Mr. Tizzio was President of AIG Small Business at American International Group from 2001 to 2008, having served in various underwriting and management positions with American International Group since 1995.

Ownership of Voting Securities By Certain Beneficial Owners and Management

The following table sets forth the beneficial ownership, reported to the Company as of March 28, 2016, of shares of Common Stock (i) by each person who holds of record or is known by us to own beneficially more than 5% of the outstanding Common Stock, (ii) by each of our current directors, (iii) by each of the named executive officers in the Summary Compensation Table under “Compensation Discussion and Analysis” below, and (iv) by all current directors and executive officers as a group. Except as otherwise indicated, to our knowledge all shares are beneficially owned by the persons named as owners.

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percent of Outstanding Shares
Terence N. Deeks (1)	2,108,589	14.5
400 Atlantic Street
Stamford, CT 06901
Dimensional Fund Advisors LP (2)	1,223,816	8.4
Palisades West, Bldg. 1
6300 Bee Cave Road
Austin, TX 78746
Vulcan Value Partners, LLC(3)	1,135,836	7.8
3 Protective Center
2801 Highway 280 South
Birmingham, AL 35243
Marc M. Tract (4)	1,102,099	7.6
BlackRock, Inc. (5)	1,048,079	7.2
55 East 52nd Street
New York, NY 10055
The Vanguard Group (6)	850,192	5.8
100 Vanguard Blvd.
Malvern, PA 19355
Diamond Hill Capital Management, Inc. (7)	839,754	5.8
325 John H. McConnell Blvd.
Columbus, OH 43215
Frontier Capital Management Co., LLC (8)	739,764	5.1
99 Summer Street
Boston, MA 02110
Saul L. Basch	2,674	*
H. Clay Bassett, Jr (9).	15,058	*
H. J. Mervyn Blakeney	7,413	*
Ciro M. DeFalco (10)	11,002	*
Stanley A. Galanski (11)	149,023	*
Geoffrey E. Johnson	3,636	*
Robert V. Mendelsohn	5,092	*
David M. Platter	3,486	*
Patricia H. Roberts	830	*
Jeff L. Saunders (12)	15,143	*
Vincent C. Tizzio (13)	14,035	*
Janice C. Tomlinson	3,794	*
All current directors and executive officers as a group (22 persons) (1)(6)(8)(9)(10)(11)(12)(13)(14)(15)		24.2

*	Less than 1%.
(1)

Includes 789,917, 674,681 and 550,702 shares which may be deemed to be beneficially owned by Mr. Deeks as Settlor of the Terence N. Deeks 2015 Qualified Three Year Annuity Trust, the Terence N. Deeks 2014 Qualified Three Year Annuity Trust and the Terence N. Deeks 2013 Qualified Three Year

Annuity Trust, respectively, 27,000 shares owned by the Deeks Family Foundation, 5,654 shares owned through Mr. Deeks’ Roth IRA, 33,200 shares owned jointly with his wife and 27,435 shares of which Mr. Deeks is the sole owner. Excludes 1,087,887 shares which are held under certain instruments of trust for the benefit of Mr. Deeks’ children and grandchildren, of which Mr. Deeks disclaims beneficial ownership.
(2)	Based on Schedule 13G filed with the Securities and Exchange Commission (the “SEC”) on February 9, 2016 by Dimensional Fund Advisors LP, representing that Dimensional Fund Advisors LP has sole voting power over 1,186,220 shares and sole dispositive power over 1,223,816 shares.
(3)	Based on Schedule 13G filed with the SEC on February 16, 2016 by Vulcan Value Partners LLC, representing that Vulcan Value Partners LLC has sole voting power over 1,120,836 shares and sole dispositive power over 1,135,836 shares.
(4)	Includes 1,087,887 shares held as trustee under certain instruments of trust for the benefit of Mr. Deeks’ children and grandchildren, of which Mr. Tract disclaims beneficial ownership, and 14,212 shares held directly.
(5)	Based on Schedule 13G filed with the SEC on January 27, 2016 by BlackRock, Inc., representing that BlackRock, Inc. has sole voting power over 1,019,284 shares and sole dispositive power over 1,048,079 shares.
(6)	Based on Schedule 13G filed with the SEC on February 10, 2016 by The Vanguard Group representing that The Vanguard Group has sole voting power over 14,353 shares, sole dispositive power over 835,139 shares and shared dispositive power over 15,053 shares. In total, The Vanguard Group represents that it beneficially owns 850,192 shares.
(7)	Based on Schedule 13G filed with the SEC on February 9, 2016 by Diamond Hill Capital Management, Inc., representing that Diamond Hill Capital Management, Inc. has sole voting power over 814,404 shares and sole dispositive power over 839,754 shares.
(8)	Based on Schedule 13G filed with the SEC on February 12, 2016 by Frontier Capital Management Co., LLC, representing that Frontier Capital Management Co., LLC, has sole voting power over 244,281 shares and sole dispositive power over 739,764 shares.
(9)	Excludes 18,000 unvested shares from Mr. Bassett’s stock grants.
(10)	Excludes 18,000 unvested shares from Mr. DeFalco’s stock grants.
(11)	Excludes 96,390 unvested shares from Mr. Galanski’s stock grants.
(12)	Excludes 16,000 unvested shares from Mr.Saunder’s stock grants.
(13)	Excludes 15,500 unvested shares from Mr. Tizzio’s stock grants.
(14)	Includes Mr. Bach’s 2,821 shares and excludes 15,000 unvested stock grant shares; includes Mr. Coward’s 17,237 shares and excludes 12,500 unvested stock grant shares; includes Mr. Eisdorfer’s 32,210 shares, and excludes his 12,500 unvested stock grant shares; includes Ms. Lowery-Bigger’s 11,031 shares and excludes her 12,500 unvested stock grant shares; includes Ms. Lowsley’s 6,981shares and excludes her 12,500 unvested stock share grants; includes Ms. Miner’s 2,532 shares and excludes her 9,500 unvested stock share grants; and includes Mr. Sprott’s 3,312 shares and excludes his 13,750 unvested stock share grants.
(15)	No current directors or executive officers have pledged shares of the Company’s stock.

Related Party Transactions

Our Corporate Code of Ethics and Conduct applies to all of our employees and directors and requires such individuals to discuss any possible conflicts of interest with our Chief Compliance Officer. Conflicts of interest are defined to include situations where officers and directors or their family members have interests in customers of or suppliers to the Company. In the case of transactions involving directors or officers, the Chief Compliance Officer reports the proposed transactions to the non-interested members of the Board of Directors for approval. Approval is based on whether the transaction is fair and equitable and on terms no less favorable than the Company could obtain in arm’s length transactions with unaffiliated third parties. In our experience, this process has been adequate for the review and approval of the few related party transactions that have arisen from time to time.

The Board of Directors has adopted a policy requiring a director to offer his or her resignation from the Board upon a change in employment. The Board of Directors has discretion to determine, based upon its evaluation of whether such change in employment would create a possible conflict of interest or affect a director’s independence, as well as any other factors that it may deem applicable, whether or not to accept such resignation.

In addition, the Board of Directors annually reviews related party transactions in connection with director independence and determines whether the director has any relationship with the Company that, in the Board’s opinion, would interfere with the exercise of his independent judgment in carrying out the responsibilities of a director. During 2015, the following relationships with two of our directors were reviewed and were found not to present a conflict of interest or affect such director’s independence:

Marc M. Tract is a partner of Katten Muchin Rosenman LLP, which law firm serves as counsel to the Company and received fees from the Company for such services in approximately the amount of $ 19,080 in 2015. In addition, one of the Company’s wholly-owned insurance company subsidiaries paid Katten Muchin Rosenman LLP approximately $218,143.81 in 2015 on behalf of a certain insured that selected the firm as its counsel, which amount was payable pursuant to the terms of insurance policy issued by such subsidiary. Mr. Tract is a member of the Finance Committee of the Board of Directors.

Geoffrey E. Johnson served as a non-executive director of NUAL in 2015 and received £40,000, or $59,200 based on a conversion rate as of December 31, 2015 of £1 = $1.48, for his service on the NUAL board. Mr. Johnson is Chairman of the Audit Committee and a member of the Finance Committee of the Board of Directors.

Board of Directors and Committees

Board Leadership Structure

As of March 28, 2016, the Board of Directors of the Company had ten members, including nine independent members. The roles of Chairman and President and Chief Executive Officer are undertaken by separate individuals. Mr. Mendelsohn, who has been a member of the Board since 2010, has served as the non-executive Chairman of the Board of Directors since May 2013, and Mr. Galanski is the Company’s current President and Chief Executive Officer.

In light of the active involvement by all independent directors, the Board has not named a lead independent director. In order to promote open discussion among the non-management directors, the Board schedules regular executive sessions, at least four times each year, in which those directors meet without management participation. Mr. Mendelsohn chairs the executive sessions. Under the Company’s Corporate Governance Guidelines, the directors have complete access to Company management as needed and each director is free to suggest topics of discussion for Board or committee meetings.

Board Risk Oversight

The Board of Directors is responsible for overseeing the Company’s risk policies including, but not limited to, oversight of its risk tolerance and appetite. Risk management is a collaborative effort of management, the Company’s Board of Directors and key functions within the Company that are focused on risk. The Company has established a group-wide Enterprise Risk Management (ERM) Steering Committee consisting of our Chief Risk Officer (Chair), Chief Executive Officer, Chief Financial Officer, Chief Underwriting Officer, Chief Administrative Officer, General Counsel & Chief Compliance Officer, Chief Actuary, International Chief Risk Officer, the President of our U.S. underwriting agency and the President of our International Segment. The ERM Steering Committee plays a key role in risk oversight by coordinating, facilitating, and overseeing the effectiveness and integrity of the Company’s risk management program. The ERM Steering Committee is also charged with establishing the methodology and tools used to identify and evaluate risks and, where risks are outside the Company’s risk appetite, ensuring that there is an appropriate response. The ERM Steering Committee has four sub-committees which are charged with the review and oversight of Finance & Credit Risk, Operational Risk, Underwriting & Claims Risk and Compliance & Governance Risk. The Chief Risk Officer reports directly to the Corporate Governance and Nominating Committee on a regular basis and the full Board on at least an annual basis, and more frequently as needed.

In addition, the Board has an active role in risk oversight, both as a whole and also at the committee level. The Board and its committees receive periodic updates from members of senior management on areas of material risk to the Company, including operational, financial, strategic, competitive, reputational, legal and regulatory risks. While the Corporate Governance and Nominating Committee has been charged with broad and regular oversight of the risk management process, in addition to their considerations of issues associated with the independence of our Board, corporate governance and potential conflicts of interest, each of the other committees also plays a role in risk management. For instance, our Audit Committee regularly reviews our financial statements, financial and other internal controls, and remediation of material weaknesses and significant deficiencies in internal controls, if any. Our Compensation Committee regularly reviews our executive compensation policies and practices and the risks associated with each. Our Finance Committee considers business risks relating to the Company’s strategic capital-related decisions as well as investment strategies. Our Underwriting Advisory Committee regularly assesses risks relating to the Company’s insurance and reinsurance operations. While each committee is responsible for evaluating certain risks and risk oversight, the entire Board of Directors is regularly informed of risks relevant to the Company’s business, as described above.

The Company’s Internal Audit department provides another level of risk oversight by independently assessing the effectiveness of various of the Company’s processes and practices as well as by auditing the Company’s key controls and providing timely feedback on their effectiveness. The Head of Internal Audit reports directly to the Audit Committee. In addition, our independent outside auditors regularly identify and discuss with our Audit Committee risks and related mitigation measures that may arise during their regular reviews of the Company’s financial statements, audit work and executive compensation policies and practices, as applicable.

The Company believes that the foregoing corporate risk oversight framework is structured in a way that enables the Company to take a proactive approach to risk management. Through the efforts of management, the Company’s internal risk oversight functions and the Board of Directors, the Company believes it is able to limit unnecessary risks while accepting certain other risks which may be beneficial to the Company and its stockholders.

Board Skills and Director Nominations

When considering whether directors and nominees have the experience, qualifications, attributes and skills, taken as a whole, to enable the Board of Directors to satisfy its oversight responsibilities effectively, the Company’s Corporate Governance and Nominating Committee and the Board of Directors focus primarily on the information included in each of the directors’ individual biographies set forth above. The Corporate Governance and Nominating Committee has not adopted a formal policy with regard to the consideration of diversity in identifying director nominees. In reviewing director candidates, however, consideration is given to the diversity of professional background, skill sets and other personal qualities of existing directors and the potential candidates to evaluate whether the director candidate would add diverse experience, skills or other qualities that would further strengthen the Board of Directors. Particular skills considered include those in the areas of insurance, reinsurance, finance, accounting, investment and general executive management.

The particular experience, qualifications, attributes or skills that led the Board of Directors to conclude that each person could serve as a director of the Company are summarized below.

•	Mr. Basch’s experience as the chief financial officer of a large specialty insurance company and as a certified public accountant can be leveraged by the Company for valuable advice regarding the Company’s finances, investments and other matters facing management or specialty insurers generally.

•	Mr. Blakeney’s knowledge of the U.K. insurance market as well as his experience in senior management of a large company is a valuable resource for the Board, particularly as the Company’s international operations continue to grow.

•	Mr. Deeks, as the Company’s founder and former President and Chief Executive Officer, provides extensive knowledge of the Company’s industry as well as an historical perspective of the Company. Mr. Deeks has experience both in the U.K. and the U.S. insurance markets, providing broad insight on the Company’s varied operations.

•	Mr. Galanski provides the Board of Directors with broad perspective on the Company’s strategies, challenges and opportunities through his role as the President and Chief Executive Officer of the Company and his day to day oversight of the Company’s operations.

•	Mr. Johnson brings in-depth knowledge of the public accounting and insurance fields, allowing for insightful advice and counsel on financial strategies, internal audit practices and the impact of major regulatory changes, together with a thorough understanding of the Company’s balance sheet.

•	Mr. Mendelsohn brings in-depth knowledge and experience from his many years of service as the head of well-known companies within the insurance industry. His knowledge regarding the industry and the underwriting process, as well the opportunities and challenges in the overall management of an insurance company, is a valuable resource for management.

•	Mr. Platter’s experience providing strategic advisory services to numerous insurance, depository and other types of financial institutions over a 27 year career as an investment banker and his current position as an investment partner at a private equity firm that manages assets for institutional investors and pensioners on a global basis provides the Company with valuable insight to the financial markets and the strategic environment in which it operates.

•	Ms. Roberts’ 35 years in underwriting and senior management roles provide her with expertise and a deep knowledge of the insurance industry that are valuable in helping to guide the Company’s strategic underwriting goals and corporate direction.

•	Ms. Tomlinson brings many years of experience in executive management of international insurance operations and close familiarity with the human resources aspect of the business, especially useful to a growing company.

•	Mr. Tract has worked for 30 years as a corporate attorney concentrating on representation of the insurance industry and as a result he brings deep knowledge of the insurance regulatory and governance landscape to the Board of Directors.

In accordance with its charter, the Corporate Governance and Nominating Committee shall, from time to time, establish criteria or qualifications for Board membership based on the nature, size and complexity of the Company and the stage of its development. These criteria may include, among other things, an individual’s experience as a senior executive at a publicly traded corporation, insurance industry experience, management consultant, investment banker, partner at a law firm or registered public accounting firm, professor at an accredited law or business school, experience in the management or leadership of a substantial private business enterprise, educational or not-for-profit organization, or such other professional experience as the Committee shall determine. The Corporate Governance and Nominating Committee has not adopted specific minimum qualifications that nominees must meet to be recommended by the Committee.

The Corporate Governance and Nominating Committee reviews its policy with respect to the identification and evaluation of candidates for director from time to time and may modify the policy in light of changes to applicable legal or listing standards, as well as changes in the Company’s development and needs.

The Corporate Governance and Nominating Committee’s policy is to consider recommendations for potential Board of Directors nominees received from stockholders and to evaluate such nominees in the same manner that potential nominees recommended by Board members, management or other parties are evaluated. The name of any recommended candidate for director, together with a brief biographical resume, a document indicating the candidate’s willingness to serve, if elected, and evidence of the nominating person’s ownership of any of the Company’s stock, should be sent to the Secretary of the Company for referral to the Chairman of the Corporate Governance and Nominating Committee.

Board Meetings and Committees

The Board of Directors held six meetings in 2015 and met in executive session without management present at four of those meetings. During 2015, all incumbent directors attended or participated in at least 75% of the meetings of the Board of Directors and meetings of the committees of the Board of which the directors are members. Directors are encouraged to attend the Company’s Annual Meeting. Eight of the directors serving on the Board of Directors at the time of the 2015 Annual Meeting attended that meeting. The Board of Directors has determined that all of the directors of the Company who are listed in the table below, other than Mr. Galanski, are “independent directors” as such term is defined in Rule 4200(a)(15) of the NASDAQ listing standards. The members of the Audit and Compensation Committees are also independent under the applicable SEC and NASDAQ listing standards. The independent members of the Board of Directors meet at least four times per year in executive session without management present.

The following table shows each of the five standing committees established by the Board of Directors and the members and chairperson of each Committee:

MEMBERSHIP AND MEETINGS OF BOARD COMMITTEES

Committee Name
Director Name	Audit	Compensation	Corporate Governance and Nominating	Finance	Underwriting Advisory
Saul L. Basch	X			Chair
H.J. Mervyn Blakeney		X	X	X
Terence N. Deeks					X
Stanley A. Galanski					X
Geoffrey E. Johnson	Chair			X
Robert V. Mendelsohn	X		Chair		X
David M. Platter			X	X
Patricia H. Roberts		X			Chair
Janice C. Tomlinson		Chair			X
Marc M. Tract				X
Total 2015 Meetings	6	5	5	4	4

Below is a description of each committee of the Board of Directors. Each of the committees has authority to engage legal counsel or other experts or consultants as it deems appropriate to carry out its responsibilities.

The Audit Committee assists the Board in its oversight of the quality and integrity of the Company’s financial reports and monitoring the reporting process and internal controls. The Audit Committee’s role includes discussing with management the Company’s processes for managing financial risk and for compliance with significant applicable legal, ethical and regulatory requirements. The Audit Committee is responsible for the appointment, replacement, compensation and oversight of the independent auditors engaged to prepare or issue audit reports on the financial statements of the Company. The Audit Committee relies on the expertise and knowledge of management and the independent auditors in carrying out its oversight responsibilities. The Board of Directors has determined that each Audit Committee member has sufficient knowledge in financial and auditing matters to serve on the Audit Committee. Messrs. Basch, Johnson and Mendelsohn have each been designated as a financial expert to serve on the Audit Committee. The Audit Committee operates under a charter which is reviewed annually and updated as necessary. The charter is available on the Company’s website at www.navg.com under the Corporate Governance link.

The Compensation Committee is responsible for: (i) setting the compensation of the Chief Executive Officer and, in consultation with the Corporate Governance and Nominating Committee, Chairman of the Board, and reviewing and approving the compensation of other executive officers of the Company; (ii) reviewing executive bonus plan allocations; (iii) overseeing and advising the Board of Directors on the adoption of policies that govern the Company’s compensation programs; (iv) overseeing the Company’s administration of its equity-based compensation and other benefit plans; (v) approving grants of stock options and stock awards to officers and employees of the Company under its stock incentive plan; and (vi) reviewing benefits provided by the Company to employees. The Compensation Committee reviews and approves corporate goals and objectives relevant to the President and Chief Executive Officer’s compensation and the recommendations of the President and Chief Executive Officer with respect to the compensation of other executive officers. When requested by the Compensation Committee, management advises the Compensation Committee on the design and implementation of compensation plans and programs. The Compensation Committee regularly reports and consults with the independent members of the Board of Directors on executive compensation matters. The Compensation Committee is also responsible for managing risks associated with executive retention and compensation or stock incentive initiatives. The Compensation Committee’s role includes reviewing and approving the Compensation Discussion and Analysis and producing the Compensation Committee Report required by SEC rules and regulations. The specific responsibilities of the Compensation Committee are set forth in the Compensation Committee Charter which is available on the Company’s website at www.navg.com under the Corporate Governance link. The Compensation Committee Charter is reviewed annually and updated as necessary. All members of the Compensation Committee are independent as defined in the NASDAQ listing standards.

The Compensation Committee may engage compensation consultants or other advisors at its discretion and may form and delegate to subcommittees when appropriate. In 2015, the Compensation Committee engaged Towers Watson & Co. (“Towers Watson”) as an independent consultant to perform a benchmarking of Executive compensation packages. The Compensation Committee paid Towers Watson $37,534 for these services. Affiliates of Towers Watson from time to time provide brokerage and consulting services in the ordinary course of business to the Company and its insurance company subsidiaries, for which Towers Watson is paid commission or fees. In 2015, such commissions and fees amounted to $32,431 and $75,220, respectively. In addition, certain reinsurers of the insurance company subsidiaries of the Company may pay commission to a Towers Watson affiliate in respect of reinsurance policies purchased by the Company’s subsidiaries from such reinsurers.

The Corporate Governance and Nominating Committee is responsible for ensuring that the Board of Directors and its committees are appropriately constituted to meet their legal obligations to our Stockholders and the Company. To this end, the Committee is responsible for (i) identifying and recommending to the Board individuals qualified to become Board and Committee members; (ii) maintaining that a majority of the Board members are independent and that members of the Audit, Compensation, and Corporate Governance & Nominating Committees are independent as required; (iii) recommending to the Board the insider trading policy for the Company; (iv) developing and recommending to the Board a set of corporate governance principles applicable to the Company; (v) reviewing and providing oversight of the Company’s enterprise risk management program; and (vi) generally to address corporate governance issues for the Board. The specific responsibilities and functions of the Corporate Governance and Nominating Committee are set forth in the Corporate Governance and Nominating Committee Charter which is available on the Company’s website at www.navg.com under the Corporate Governance link. The Corporate Governance and Nominating Committee Charter is reviewed annually and updated as necessary.

The Finance Committee monitors the performance of the Company’s investment portfolio and evaluates individual investment portfolio managers on a regular basis. It is responsible for the oversight of our investment strategy, guidelines, transactions and performance and for assessing the capital and financial resources of the Company. The Finance Committee also oversees the management of the Company’s investment risks. The specific responsibilities and functions of the Finance Committee are set forth in the Finance Committee Charter which is available on the Company’s website at www.navg.com under the Corporate Governance link. The Finance Committee Charter is reviewed annually and updated as necessary.

The Underwriting Advisory Committee is responsible for the oversight of our insurance underwriting strategy, guidelines and practices. The Underwriting Advisory Committee oversees the Company’s risks associated with its underwriting practices. The specific responsibilities and functions of the Underwriting Advisory Committee are set forth in the Underwriting Advisory Committee Charter which is available on our website at www.navg.com under the Corporate Governance link. The Underwriting Advisory Committee Charter is reviewed annually and updated as necessary.

Compensation Discussion and Analysis

This section describes the compensation programs for our Chief Executive Officer and our Chief Financial Officer in fiscal year 2015 as well as each of our three most highly compensated executive officers employed at the end of fiscal year 2015, all of whom we refer to collectively as our Named Executive Officers or NEOs. Our Named Executive Officers for fiscal year 2015 are:

•	Stanley A. Galanski, President and Chief Executive Officer

•	Ciro M. DeFalco, Senior Vice President and Chief Financial Officer

•	H. Clay Bassett, Jr., Senior Vice President and Chief Underwriting Officer

•	Jeff L. Saunders, President, Navigators Specialty, a division of the Company underwriting casualty insurance in the U.S. through the wholesale broker market

•	Vincent C. Tizzio, President & Chief Executive Officer, Navigators Management Company, Inc., a wholly-owned subsidiary and the U.S. managing agency of the Company

Executive Summary

The Company’s compensation program is shaped by our pay-for-performance philosophy that is intended to align our executive officers’ interests with those of our stockholders by rewarding performance that meets or exceeds the goals the Compensation Committee establishes with the objective of increasing stockholder value. In line with this philosophy, the total compensation received by the Named Executive Officers varies based on individual and corporate performance, as well as the performance of a particular underwriting division, if any, for which such Named Executive Officer has responsibility, measured against relevant annual and long-term performance goals. The Named Executive Officers’ total compensation is comprised of a mix of base salary, annual bonus and long-term incentive awards.

The annual incentive compensation awards and long term performance-based equity incentive grants comprise a significant part of our Named Executive Officers’ total compensation and for 2015 were awarded based largely on the Company’s achievement of tangible book value, net income and combined ratio as compared to pre-established targets, as described below. The Company’s corporate performance was a key factor in the compensation decisions affecting the Named Executive Officers for 2015. It also significantly affected the payout of long-term incentive awards previously granted to the Named Executive Officers. Examples are as follows:

•	The annual bonus incentive compensation payable to our President and Chief Executive Officer and the Chief Financial Officer for 2015 was determined in part based on growth in tangible book value, growth in net income and the combined ratio for the year. Additionally, the ultimate value of the long-term equity grant made to the President and CEO in 2015 will be determined by performance, with the award vesting in 2018 in a range from 50% to 150% of the original target number of shares based on cumulative growth in tangible book value over the 2015 to 2017 performance period.

•	Performance-based restricted stock unit awards have historically made up a significant portion of our President and Chief Executive Officer’s overall compensation. Such awards previously granted to him have vested below their target amount, in many cases significantly below, on account of the Company’s failure to achieve the targeted financial results for the relevant performance period. For instance, performance-based shares vesting in March 2013, February 2015 and February 2016 vested at 59%, 90% and 71%, respectively, of their target amount, and performance-based shares vesting in August 2012, 2013 and 2014 and others vesting in March 2013, 2014 and 2015 were forfeited in their entirety.

•	Tangible book value, adjusted pre-tax income and the combined ratio were key metrics for measuring the Company’s corporate performance for purposes of awards under the Company’s Annual Incentive Plan in 2015. In addition, the overall bonus pool available for awards under the Annual Incentive Plan was limited to between 7.5 – 15% of the Company’s adjusted net income, at the discretion of the Compensation Committee.

•	Named Executive Officers as well as other key members of management are eligible for an annual performance-based long-term incentive equity award under the Company’s Admirals Program. For 2015, each Admirals Program grant consisted of performance stock units vesting in three years from the date of grant in a range from 50% to 150% of the original target number of shares based on cumulative growth in tangible book value over the three year vesting period.

•	Long-term equity incentives make up a significant portion of each of the Named Executive Officer’s compensation and the value of certain of their equity awards is directly linked to the Company’s financial performance over multi-year measurement periods. For example, performance-based shares that vested in 2012, 2013 and 2014 were forfeited in their entirety and those that vested in 2015 and 2016 vested below their target values because the Company failed to achieve the targeted financial results for the relevant performance period.

The Company’s compensation program builds upon the Company’s pay-for-performance philosophy, as exemplified by:

•	The amount of annual incentive award payable to all employees being based in part on achievement of corporate performance goals, with more senior management awards more heavily based on such achievement, which enforces their responsibility and accountability to stockholders.

•	The ultimate value of the annual long-term performance-based equity awards, including the award for the President and Chief Executive Officer, being tied to the performance of the Company over a three year period, encouraging management to make decisions that align the Company’s long-term goals with stockholder interests.

•	The Compensation Committee’s engagement of its own independent consultants in 2015, which assisted the Committee with an analysis of the senior executive compensation programs in relation to the Company’s pay-for-performance and retention goals.

Compensation Objectives and Philosophy

The objectives of the Company’s compensation program are to (1) provide fair, adequate and competitive compensation to all employees, (2) attract qualified new individuals to enter into employment with the Company, (3) facilitate the retention of qualified employees and continuity of management, (4) provide incentives and rewards for such employees to enhance the profitability and growth of the Company and (5) align the interests of employees and stockholders. The Company uses the various elements of its compensation program together to achieve these objectives.

The Company’s approach to employee compensation is grounded in a pay-for-performance philosophy that seeks to emphasize underwriting profitability over growth in premium revenues, while maintaining conservative investment and accounting practices. The Company’s compensation program is designed to balance rewards to employees based upon the annual performance of the Company and their individual roles in achieving that level of corporate performance and long-term incentive awards with value tied to corporate performance. The Company’s Board of Directors and its senior management believe that compensation decisions for each Named Executive Officer should reflect the continued growth and financial performance of the Company, the underwriting performance of the business division, if any, for which such Named Executive Officer has responsibility, and the individual contribution of the Named Executive Officer to the overall financial success of the Company.

Setting Executive Compensation

The Company does not generally target any specific allocation among the various elements of total compensation for Named Executive Officers or other employees. Rather, compensation decisions for Named Executive Officers other than the President and Chief Executive Officer are based upon a reasoned, evaluation by the President and Chief Executive Officer based on both subjective performance targets as well as individual objectives set for the Named Executive Officers. These are designed to assess the individual performance and future potential of each of the Named Executive Officers. These decisions take into account any recommendations of the Named Executive Officer’s direct supervisor if such Named Executive Officer does not report directly to the President and Chief Executive Officer, and are subject to the review and approval of the Compensation Committee. Compensation decisions for the President and Chief Executive Officer are made by the Compensation Committee based upon the factors described under “Compensation Discussion and Analysis – Chief Executive Officer Compensation” below.

Among the factors considered by the Company in determining appropriate base salary, bonus and total compensation levels for the Named Executive Officers for 2015 was compensation information for corresponding executive officers in peer companies. The companies selected by the Company and the Compensation Committee as peer companies are considered comparable to the Company either because of revenue size or market capitalization, or because they are in lines of business similar to the Company’s lines of business, or because the Company competes with them for talent or business. The peer companies considered in 2015 were Allied World Assurance Company Holdings, AmTrust Financial Holdings, Inc., Argo Group International Holdings, Ltd., Endurance Specialty Holdings, Erie Indemnity Company, Inc., Markel Corp., OneBeacon Insurance Group, Ltd., ProAssurance Corporation, RLI Corp., Selective Insurance Group Inc., State Auto Financial Corp. and W. R. Berkley Corp.

Executive Compensation Components

The components of the Company’s executive compensation program for the year ended December 31, 2015 are set forth in the table below. Each of the components and why the Company pays each element of compensation, how the Company arrived at the amount of each element for the Named Executive Officers, and how each element fits into the Company’s overall compensation objectives are more fully described in the sections following the table.

Compensation Component	Objectives	Key Features

Base Salary	To provide a fixed level of cash compensation to reward demonstrated experience, skills and competencies relative to the market value of the job and impact of the individual on the organization.	Adjustments are considered, but are not guaranteed, periodically, based on individual performance, level of pay relative to the market and internal pay equity.

Annual Incentive Awards	To reward individual, corporate and, where applicable, business unit performance on an annual basis. Retains Named Executive Officers by providing market-competitive compensation.	Awards are based on financial targets and appropriate qualitative measures. The financial targets pertain to tangible book value, pre-tax adjusted income and the combined ratio as compared to plan, as well as, for those with responsibility for a business unit, the relevant gross written premium, loss ratio and operating expense ratio as compared to plan.

Long Term Incentive Awards	To align the interests of executives with the performance of the Company on a long-term basis. Aligns Named Executive Officer interests with those of our stockholders by promoting strong results over time.	The Admirals Program provides for stock awards to certain key underwriters and other employees that will vest in three years. Such award will vest in a range from 50% to 150% of the original number of shares awarded based on the Company’s cumulative growth in tangible book value over the relevant performance period.

Retirement Plans	Plans to assist in saving for retirement in order to provide a level of anticipated retirement income.	Includes the 401(k) Plan for U.S. employees as well as a non-qualified deferred compensation plan for eligible executives who are U.S. employees and the U.K. pension scheme for U.K. employees, each of which provide for contributions by the Company on behalf of each eligible employee based upon the employee’s compensation as set forth in the applicable plan.

Chief Executive Officer Compensation. In 2015, the compensation of our President and Chief Executive Officer, Mr. Galanski, included base salary, an annual incentive award, payable in part in cash and in part in restricted stock units, and a performance-based long-term incentive grant of restricted stock units (the “Long Term Incentive Grant”). Each element of Mr. Galanski’s compensation is discussed separately below. In respect of Mr. Galanski’s 2015 compensation package, a number of factors were considered, including (i) the business and leadership skills and experience of Mr. Galanski, (ii) the Company’s performance and return on equity to stockholders since Mr. Galanski joined the Company in 2001, (iii) Mr. Galanski’s significant contributions to the growth and visibility of the Company during his tenure, (iv) the importance of Mr. Galanski to the continued growth, success and future of the Company, and (v) the need to provide him with a significant incentive as well as to motivate him and retain his services as President and Chief Executive Officer. In addition to these factors, Mr. Galanski’s compensation package was designed to be consistent with the objectives of the Company’s compensation program described above and its pay-for-performance philosophy. Since Mr. Galanski joined the Company in 2001, the Company’s annual diluted earnings per share increased from $0.84 to $5.47, its book value per share has increased from $17.05 to $75.96, and its share price has increased from $13.31 to $85.79, having reached the highest price in the Company’s history in 2015. (All figures are as of December 31, 2000 and December 31, 2015, respectively.)

Mr. Galanski’s compensation package provides for an annual incentive award to be paid pursuant to the Company’s Second Amended and Restated 2005 Stock Incentive Plan (the “2005 Stock Incentive Plan”) in an amount based upon the Company’s results as described below as well as on qualitative measures set by the Compensation Committee at the beginning of the year. It is intended to promote the Company’s pay-for-performance compensation philosophy by providing a direct linkage between Company performance, personal performance and executive compensation. The annual incentive payments are administered by the Compensation Committee, which selects the performance targets and qualitative measures each year. For more information, see “Compensation Discussion & Analysis – Second Amended and Restated 2005 Stock Incentive Plan – Annual Incentive Awards.”

Mr. Galanski’s annual bonus target is 100% of his base salary, with a range from 0 to 150% of his base salary based on relative achievement against the selected performance measures. Two-thirds of his annual bonus is payable in cash and one-third is paid in the form of restricted stock units issued under the 2005 Stock Incentive Plan that vest in equal installments over a four year period. For 2015, 80% of the bonus award payable to Mr. Galanski was determined by the degree to which the Company achieved corporate performance targets (the “Financial Bonus Targets”) based on its budget plan with respect to year over year growth in tangible book value, the achievement of net income as compared to plan and combined ratio. For 2015, the Financial Bonus Targets and the corresponding achievement level for that Financial Bonus Target were as follows:

Growth in Tangible Book Value (30% Weight)	% of Achievement
13% or more	150%
11%	125%
9%	100%
7%	75%
5%	25%
Less than 5%	0

Achievement of Net Income (30% Weight)	% of Achievement
120% or more	150%
110%	125%
100% (Plan)	100%
95%	75%
90%	50%
86%	25%
73% or less	0

Combined Ratio (20% Weight)	% of Achievement
90% or less	150%
92%	125%
94%	100%
96%	75%
98%	25%
100% or more	0

The remaining 20% of the bonus award payable to Mr. Galanski was based on the extent to which, in the opinion of the Compensation Committee, Mr. Galanski met certain qualitative measures (the “Qualitative Bonus Targets”) that had been set by the Compensation Committee, in consultation with the Governance and Nominating Committee, at the beginning of the year. For 2015, these qualitative measures consisted of executing on strategic initiatives identified by the Board, as well as objectives relating to leadership development of the management team, relationship building and communication and risk assessment and management.

An aggregate achievement of 100% of the Financial Bonus Targets and Qualitative Bonus Targets (together, the “Executive Bonus Targets”) would entitle Mr. Galanski to receive the full bonus award of 100% of his base salary, achievement of 25% of the Executive Bonus Targets would entitle Mr. Galanski to receive 25% of his base salary as his bonus award and achievement of 150% of the Executive Bonus Targets would entitle Mr. Galanski to receive the maximum of 150% of his base salary for his bonus award. Achievement of between 25% and 150% of the Executive Bonus Targets would entitle Mr. Galanski to receive a corresponding bonus award of between 25% and 150% of his base salary, and achievement below 25% of the Executive Bonus Targets would mean that no bonus would be awarded to Mr. Galanski.

With respect to the Financial Bonus Targets, for 2015, the Company’s year over year growth in tangible book value was 9.7%, thereby earning 109.3% of this metric, the achievement of net income as compared to Plan was 107.6%, thereby earning 119% of this metric, and the combined ratio was 94.1%, thereby earning 98.8% of this metric. With respect to the Qualitative Bonus Targets, after discussion and consideration, the Compensation Committee decided to measure Mr. Galanski’s achievement at 100%. These metrics resulted in Mr. Galanski achieving 108.2% of the Executive Bonus Targets; therefore, Mr. Galanski was granted a bonus payment of 108.2% of his base salary, or $1,082,354 with $721,569 payable in cash and $360,853 payable in restricted stock unit awards.

The Long Term Incentive Grant is an annual grant made under the 2005 Stock Incentive Plan, which for 2015 was equal to 200% of his base salary as of the date of the grant. Each Long Term Incentive Grant will cliff vest upon the third anniversary of the grant, in a range from 50% to 150% of the original number of shares granted based on the Company’s cumulative growth in tangible book value during the three year performance period. For the grant issued in 2015, if the cumulative growth in tangible book value for the performance period is 30%, the award will vest at 100% of its target. However, if the cumulative growth in tangible book value is 42% or more the award will vest at 150% of its target and if the cumulative growth in tangible book value is less than 18% the award will vest at 50% of its target. Achievement of between 18% and 42% of cumulative growth in tangible book value for the performance period would cause the Long Term Incentive Grant to vest at the corresponding value between 50% and 150% of the target.

In respect of Mr. Galanski’s 2015 base salary, the Compensation Committee reviewed his base salary relative to the salaries of chief executive officers of peer companies, taking into consideration the performance of the Company over his tenure as chief executive, both in an absolute sense as well as relative to its peers. As a result of this review, the Committee elected not to increase Mr. Galanski’s base salary in 2015.

The Compensation Committee believes that performance targets for Mr. Galanski’s annual bonuses as well as for the performance based portion of his Long Term Incentive Grants have been set at levels that can be achieved only with significant effort on the part of Mr. Galanski and that payment of the maximum award amounts in either case would reflect results substantially in excess of expectations. The Compensation Committee has no discretion to increase individual awards above the amount determined by the applicable bonus award criteria. The Compensation Committee selects the applicable bonus award criteria, and the respective weights assigned to them, each year in the first quarter. Mr. Galanski’s compensation package supports the Company’s retention objectives by enabling the Company to provide him with fair, adequate and competitive compensation and appropriate incentives to enhance the profitability and growth of the Company.

Base Salaries. The Company pays base salaries to each Named Executive Officer to compensate the officer for their ongoing performance throughout the year, to promote retention and in accordance with accepted industry market practice. Base salaries are determined after evaluating a number of factors, including local market conditions, individual job performance, amounts paid to executives with comparable experience at peer insurance companies, qualifications and responsibilities of executives at other insurance companies and underwriting management companies, and the overall financial results of the Company. For Named Executive Officers, base salary increases are not generally awarded annually, but are awarded only when the Compensation Committee deems such increases appropriate after evaluating the various factors described above. As discussed above, Mr. Galanski’s base salary was not increased in 2015. However, in 2015, Mr. DeFalco’s base salary was increased from $460,000 to $485,000; Mr. Saunders’ base salary was increased from $400,000 to $415,000; and Mr. Tizzio’s base salary was increased from $550,000 to $575,000. Mr. Bassett’s salary was not increased in 2015. The Company recognizes the need to pay competitive base salaries to support its recruitment and retention compensation objectives and its ability to provide fair, adequate and competitive compensation to the Named Executive Officers.

Annual Incentive Award. Mr. DeFalco’s annual incentive award, paid pursuant to the 2005 Stock Incentive Plan, is measured on the same metrics as Mr. Galanski’s, as described above. The Compensation Committee elected to provide incentive awards to the Chief Executive Officer and Chief Financial Officer based on the same financial performance measures in order to align the executives and directly connect their compensation to the Company’s performance. As with Mr. Galanski, Mr. DeFalco also had his own individual qualitative measures that accounted for 20% of his annual incentive award. Unlike Mr. Galanski, Mr. DeFalco’s annual incentive award is paid fully in cash.

Mr. DeFalco’s annual bonus target is 60% of his base salary, with a range from 0 to 150% of his target based on relative achievement against the selected performance measures. For 2015, 80% of the bonus award payable to Mr. DeFalco was determined by the degree to which the Company achieved the Financial Bonus Targets with respect to year over year growth in tangible book value, achievement of net income as compared to Plan and the combined ratio, at the same levels as described above for Mr. Galanski. Namely, for 2015, the Financial Bonus Targets consisted of year over year growth in tangible book value of 9%, achievement of net income at Plan and a combined ratio of 94%, with the growth in tangible book value and the achievement of net income each weighted at 30% of the calculation of the Financial Bonus Targets and the combined ratio weighted at 20%. The remaining 20% of Mr. DeFalco’s bonus award was based on his achievement of the Qualitative Bonus Targets that had been set for him at the beginning of the year. Achievement of 100% of the Executive Bonus Targets would entitle Mr. DeFalco to receive the full bonus award of 60% of his base salary. Achievement of year over year growth in tangible book value of 5%, net income at 86% of Plan, a combined ratio of 98% would result in achievement of 25% of the Financial Bonus Targets, which together with achievement of 25% of his Qualitative Bonus Targets, would entitle Mr. DeFalco to receive 15% of his base salary as his bonus award.

Achievement of year over year growth in tangible book value of 13%, net income at 120% of Plan and a combined ratio of 90% would result in achievement of 150% of the Financial Bonus Targets, which together with achievement of 150% of his Qualitative Bonus Targets, would entitle Mr. DeFalco to receive his maximum of 90% of his base salary as his bonus award. Achievement of between 25% and 150% of the Executive Bonus Targets would entitle Mr. DeFalco to receive a corresponding bonus award of between 15% and 90% of his base salary, and achievement below 25% of the Financial Bonus Targets would mean that no bonus would be awarded to Mr. DeFalco. For 2015, the Company’s growth in tangible book value was 9.7%, thereby earning 109.3% of this metric, the achievement of net income as compared to Plan was 107.6%, thereby earning 119% of this metric, and the combined ratio was 94.1%, thereby earning 98.8% of this metric. Mr. Galanski, based upon his reasoned, subjective evaluation of the individual performance of Mr. DeFalco, determined Mr. DeFalco’s achievement of his Qualitative Bonus Targets at 100%. These metrics resulted in a bonus for Mr. DeFalco equal to 108.2% of the Executive Bonus Targets; therefore, Mr. DeFalco was granted a cash bonus payment of 64.9% of his base salary, which rounded to $315,000.

Annual Incentive Plan. The Company’s Annual Incentive Plan, in which all employees of the Company other than the President and Chief Executive Officer and Senior Vice President and Chief Financial Officer participated in 2015, provides for the payment of annual cash bonuses.

Awards under the Annual Incentive Plan are based on corporate performance, divisional underwriting performance and individual performance within the overall guidelines of the Annual Incentive Plan. At more senior employee levels, awards are weighted somewhat more heavily toward corporate performance and, where applicable, divisional underwriting performance, whereas at lower levels awards are weighted somewhat more heavily toward individual performance. The Compensation Committee determines the relative weights of the corporate, divisional and individual performance components of Annual Incentive Plan bonus awards, as well as the various elements of corporate performance and divisional performance, each year.

The Annual Incentive Plan supports the Company’s recruitment objectives by enabling the Company to attract qualified new employees. The Annual Incentive Plan also supports the Company’s retention objectives, as well as its ability to provide participating Named Executive Officers with competitive compensation and appropriate incentives to enhance the profitability and growth of the Company. For a participating Named Executive Officer who has responsibility for one of the Company’s various business divisions, the divisional component of the Annual Incentive Plan enables the Company to directly tailor the amount of his incentive compensation to the performance of the divisions he oversees.

The Committee believes that performance targets for annual bonuses under the Annual Incentive Plan have been set at levels that can be achieved only with significant effort on the part of the Named Executive Officers who participate in the Annual Incentive Plan, and that payment of the maximum award amounts under the Annual Incentive Plan would reflect results substantially in excess of expectations. The Compensation Committee has discretion to amend individual awards, subject to the maximum award amounts permitted under the Annual Incentive Plan, to assure that such awards reflect the contributions of participating executives.

The Annual Incentive Plan categorizes employees into several groups, which are subject to various performance indicators and objectives based upon responsibilities, skills, experience and other relevant factors appropriate for each group. The performance of each employee is reviewed no less than once each year. Employees in each group are eligible to earn an incentive compensation award based upon a target percentage of their base salary, which for 2015 ranged from 5% to 60% among the different groups. Under the Annual Incentive Plan, eligible employees may receive an annual award of up to 150% of the target percentage of their base salary. For achievement of 100% of the corporate, individual and, where applicable, divisional performance targets, Annual Incentive Plan participants are entitled to receive 100% of their target percentages under the Annual Incentive Plan. For achievement of less than 100% of such corporate, individual and, where applicable, divisional targets, Annual Incentive Plan participants receive correspondingly less than 100% of their target percentages. For achievement of more than 100% of such corporate, individual and, where applicable, divisional targets, Annual Incentive Plan participants are entitled to receive correspondingly more than 100% of their target percentages under the Annual Incentive Plan, up to a maximum of 150% of their target percentages. Regardless of the ultimate achievement, payout of Annual Incentive Plan awards is subject to the total funding made available for the annual bonus pool, which for 2015 was determined by the Compensation Committee to be targeted between 7.5% and 15% of adjusted net income, as described below.

In 2015, the targets for the corporate performance component of the Annual Incentive Plan bonus award were based on the extent to which the Company achieved its 2015 budget plan with respect to growth in tangible book value, adjusted pre-tax income and the combined ratio, with these three elements being weighted at 35%, 35% and 30%, respectively, of corporate performance. The targets for the divisional performance component of the Annual Incentive Plan bonus award were based on the extent to which the applicable business division achieved its 2015 divisional budget plan with respect to gross written premium, operating expense ratio, calendar year loss ratio and accident year loss ratio. To enforce the Company’s responsible underwriting culture, missed targets for operating expense ratio and both loss ratios count more heavily than missed targets for gross written premium. Each of these elements is then weighted at 25% of the divisional performance component.

For 2015, with respect to the corporate performance component of the Annual Incentive Plan bonus awards, year over year growth in tangible book value of 9%, adjusted pre-tax income at Plan and a combined ratio of 94% would have resulted in 100% of the target corporate performance component, while 13% year over year growth in tangible book value, adjusted pre-tax income at 120% of Plan and a 90% combined ratio would have earned 150% of the target corporate performance component, and the minimum targets of 5% year over year growth in tangible book value, adjusted pre-tax income at 73% of Plan and a 100% combined ratio would have earned 25% of the target corporate performance. Any amount below the minimum targets would have resulted in a zero for such target. For 2015, the Company’s growth in tangible book value was 9.7%, the adjusted pre-tax income was 101.3% of Plan and the combined ratio was 94.1%. Together, these converted to a 104% achievement relevant to the corporate performance component of the Annual Incentive Plan.

Where divisional performance targets are applicable, for employees at relatively senior levels, divisional performance is weighted 50% of the Annual Incentive Plan bonus award calculation, and corporate and individual performance are each weighted 25%. Where divisional performance targets are not applicable, corporate and individual performance are each weighted at 50% for employees at such senior levels. In addition, the Compensation Committee determined that the amount of funding available for the annual bonus pool would be targeted to be between 7.5% and 15% of adjusted net income. For 2015, the Compensation Committee elected to fund the bonus pool at 13.2% of adjusted net income, which was calculated excluding bonus compensation, net realized gains in the investment portfolio and the impact of a one-time foreign exchange transaction gain.

The relative weight of the corporate, divisional and individual performance components used to determine the Annual Incentive Plan bonus awards for the Named Executive Officers varied as indicated above. For Mr. Saunders, who had management responsibility for the Company’s Specialty underwriting division, 25% of his overall Annual Incentive Plan bonus award is determined by the Company’s corporate performance, 50% by the underwriting performance of the business for which he had responsibility and 25% by his individual performance. For 2015, the targets for the business for which Mr. Saunders had responsibility were a 3.5% increase in gross written premium relative to the prior year, a 12% operating expense ratio and a loss ratio of 61.5% for each of the calendar year and accident year. For each of Messrs. Bassett and Tizzio, who oversee the management of multiple business divisions, the overall Annual Incentive Plan bonus award is determined primarily by the Company’s corporate performance and by individual performance, adjusted by the performance of the business units that report up to him. The individual performance component of the Annual Incentive Plan bonus awards for Messrs. Bassett, Saunders and Tizzio was determined by Mr. Galanski, based upon his reasoned, subjective evaluation of the individual performance of each such Named Executive Officer. The Annual Incentive Plan bonus award for each participating Named Executive Officer was reviewed and approved by the Compensation Committee.

The Annual Incentive Plan bonus awards paid to Mr. Bassett was $425,000, to Mr. Saunders was $250,000 and to Mr. Tizzio was $425,000.

Admirals Program. In 2006, the Compensation Committee, working with senior management of the Company, established the Admirals Program, which provides for special restricted stock unit award grants under the Company’s 2005 Stock Incentive Plan for certain key underwriters and other employees of the Company (“Admirals Awards”). Only employees who are significant contributors to the Company and participate at relatively high levels in the Annual Incentive Plan generally receive Admirals Awards.

The Admirals Program is primarily designed to align the interests of management and stockholders, as well as to retain qualified employees and facilitate continuity of management by providing significant long-term incentive stock awards to key employees. The Admirals Program also supports the Company’s recruitment objectives by enabling the Company to attract qualified new employees, and it enhances the Company’s ability to provide Named Executive Officers and others with competitive compensation and appropriate incentives to enhance the profitability and growth of the Company. The size of each Admirals Award is determined by the Compensation Committee based upon the recommendation of senior management, and reflects the position of the award recipient within the organization, the importance of that individual to the continued growth and success of the Company, the need to retain his or her services and related factors. The Compensation Committee determines the amount of any Admirals Program awards to the Named Executive Officers, and, as part of this decision, will consider the recommendations of the President and Chief Executive Officer. The Admirals Program fits into the Company’s overall compensation objectives by providing a long-term retention mechanism targeted toward a limited number of significant and valued contributors. Typically, recipients of Admirals Awards are considered for, but not guaranteed, an award each year.

Starting with grants made in 2011, the Compensation Committee decided to introduce a revised structure of the Admirals Program in order to balance the Company’s pay-for-performance culture with the Company’s retention objectives. Under the prior structure, the Compensation Committee felt that the retention objectives were not being fully realized, as the performance of the Company during the relevant performance period dictated that for several successive years, awards granted under the Admirals Program were vesting at substantially less than the target amount, including many at zero shares, on account of the soft market conditions that existed in the insurance markets. As a result, the Committee felt that the structure was undercutting the Company’s long-term retention goals as the value of unvested equity under such awards was substantially reduced, making the Company more vulnerable to competitors seeking to recruit our key executives.

For awards granted in 2013 under the Admirals Program, such awards will cliff vest upon the third anniversary of the grant date, at which time 50% of the restricted stock unit award will be fixed and vest subject only to continued employment on the vesting date while the remaining 50% will be performance-based and the actual number of such performance-based restricted stock units vesting may vary from 0% to 150% subject to the Company meeting a compound annual growth in book value per share target during the three year performance period, as set by the Compensation Committee.

Awards granted under the Admirals Program in 2014 and 2015 will vest upon the third anniversary of the grant date in a range from 50% to 150% of the original target amount of restricted stock units based on the Company’s cumulative growth in tangible book value over the three year performance period. The chart below lists, for Admirals Awards issued in 2015, the target cumulative growth in tangible book value over the three-year vesting period for a recipient to receive the maximum, target and threshold amount of shares under an Admirals Award.

Cumulative Growth in Tangible Book Value		% of Target Shares Received
Maximum	42% or more	150%
Target	30%	100%
Threshold	18% or less	50%

For cumulative growth in tangible book value between 18% and 42% for the three-year vesting period, the employee will receive a corresponding percentage of the target shares ranging between 50% and 150% of target.

For Admirals Awards granted in 2010 and prior (“Five Year Admirals Awards”), awards vest in equal installments on the third, fourth and fifth anniversaries of the grant date. The number of shares of Common Stock that an employee may receive from his or her initial Five Year Admirals Award was fixed at the time of grant. For subsequent Five Year Admirals Awards to that employee, the Compensation Committee set a target number of shares for each vesting date and the actual number of shares that employee receives on a vesting date varies based on the Company’s return on equity over a three-year period. This three-year period will be the three years prior to the year in which a vesting date occurs. For example, if an employee received his or her second Five Year Admirals Award on March 1, 2010, the Company’s return on equity for the 2010-2012 time period would determine how many shares that employee receives when the first installment of that Five Year Admirals Award vests. Due to the performance of the Company, variable Five Year Admirals Awards vesting in 2011 vested at 40% of target and variable Five Year Admirals Awards vesting in 2012, 2013, 2014 and 2015 were forfeited entirely.

The Compensation Committee has discretion to amend the terms and conditions of the Admirals Program from time to time. Admirals Program grants are generally awarded annually in late February or early March of each year.

In 2015, the Compensation Committee approved awards under the Admirals Program to Messrs. DeFalco, Bassett, Saunders and Tizzio, at the target amounts of 5,000, 4,500, 4,000 and 4,500, respectively, which will vest three years from the date of grant in a range from 50% – 150% of the target amount based on the Company’s cumulative growth in tangible in book value as described above. The amount of these grants and the decision to authorize them reflect the Compensation Committee’s consideration of each of their importance to the Company, the importance of the functions they oversee to the Company’s success, and the need to provide each of them with long term incentive and to retain their services.

Retirement Income Plans. The Company’s retirement income plans include the 401(k) Plan, which includes a Retirement Savings Account, and the U.K. Plan. All U.S. employees are eligible to participate in the Company’s 401(k) Plan, a defined contribution plan. The 401(k) Plan provides for the Company to match each participating U.S. employee’s annual contributions to the Plan up to 4% of such employee’s base salary and Annual Incentive Plan award for such year, subject to certain maximum contribution limits under applicable law. In addition, at the discretion of the Compensation Committee, depending upon the yearly financial performance of the Company, the Company may contribute up to an additional 4% of each eligible employee’s base salary for such year. For 2015, the Compensation Committee elected not to make any additional contribution to the 401(k) Plan. The Company’s 401(k) Plan matching contributions and, for employees hired prior to January 1, 2012, the discretionary contributions, vest immediately. For employees hired on or after January 1, 2012, the discretionary contributions vest in annual installments of 20% on each of the second, third, fourth, fifth and sixth anniversaries of the date on which an employee joined the Company, and become fully vested after the employee has been employed by the Company for six years.

In addition, as part of the 401(k) Plan, the Company’s sponsors a Retirement Savings Account that provides for a mandatory annual contribution by the Company on behalf of each eligible employee. For employees hired prior to January 1, 2015, the Company provides a contribution of 7.5% of such employee’s base salary, and for employees hired on or after January 1, 2015, the Company provides a contribution of 5% of such employee’s base salary. The Company’s contributions to the Retirement Savings Accounts are subject to certain maximum contribution limits under applicable law. All U.S. employees hired prior to January 1, 2012 were eligible to participate in the Retirement Savings Account as of the January 1st immediately following their date of hire. All U.S. employees hired on or after January 1, 2012 become eligible to participate in the Retirement Savings Account as of the first day of the next calendar year quarter following the one year anniversary of their employment with the Company. The Company’s contributions to an employee’s Retirement Savings Account vest in annual installments of 20% on each of the second, third, fourth, fifth and sixth anniversaries of the date on which an employee joined the Company, and become fully vested after the employee has been employed by the Company for six years.

The Company’s U.K. employees participate in the U.K. Plan rather than in the 401(k) Plan and the Retirement Savings Account. The U.K. Plan, like the 401(k) Plan, is a defined contribution plan. The U.K. Plan provides for a mandatory monthly contribution by the Company on behalf of each eligible employee. The Company provides employees hired prior to January 1, 2015 with a contribution of 15% of such employee’s base salary, and provides employees hired on or after January 1, 2015 with a contribution of 12% of such employees base salary. The Company’s contributions to the Retirement Savings Amounts are subject to certain maximum contribution limits under applicable law. All Company contributions to the U.K. Plan vest immediately. U.K. employees are also entitled to make a voluntary annual contribution to the U.K. Plan, which is deducted from their net base salary. All U.K. employees become eligible to participate in the U.K. Plan as of the date they become employees of the Company.

The 401(k) Plan, the Retirement Savings Account and the U.K. Plan are together considered important long term retirement benefits that support the Company’s overall compensation objectives by helping to provide fair, adequate and competitive compensation to all employees, by helping to attract qualified new employees, and by facilitating the long term retention of key existing employees. The Retirement Savings Account and the U.K. Plan facilitate recruiting and retention by distinguishing the Company from many of its peer companies that do not provide this element of compensation. The 401(k) Plan, the Retirement Savings Account, nonqualified deferred compensation plan and the U.K. Plan also facilitate retirement planning by Named Executive Officers and other employees.

The Company does not offer a defined benefit pension plan. Starting in 2015, the Company introduced a nonqualified deferred compensation plan for the benefit of the Named Executive Officers and certain other members of management (the “Deferred Compensation Plan”). The Deferred Compensation Plan provides retirement benefits to the Named Executive Officers and certain other key members of management (the “Key Employees”), allowing Company contributions for the benefit of such individual which would be payable under the 401(k) Plan but for the limits imposed by the Internal Revenue Code. The Key Employees as well as certain additional members of management are also eligible to elect to defer portions of their base salary and bonus each year pursuant to the Deferred Compensation Plan.

Under the Deferred Compensation Plan, the Key Employees may make a contribution to their plan account of up to 4% of their eligible compensation, which includes their base salary and annual bonus, exceeding the maximum compensation limit for qualified contributions to the 401(k) Plan. Under the Deferred Compensation Plan, the Company makes a matching contribution equal to 100% of a Key Employee’s contribution. The Company also makes an additional contribution of five percent of each Key Employee’s base salary on an annual basis, which is subject to a vesting schedule based on the number of years of service of the employee, aligning with the vesting of the employee’s Retirement Savings Account. In addition, under the Deferred Compensation Plan, all eligible employees may elect to defer up to 50% of their base salary and up to 90% of their bonus each year.

All amounts that are contributed or deferred under the Deferred Compensation Plan may be invested in one or more designated investment options, which are substantially similar to the investment options available in the 401(k) Plan. Distributions of amounts under the Deferred Compensation Plan may be made in a lump sum amount or in annual installments upon specific events at the election of the employee.

Employee Stock Purchase Plan. The Company’s Employee Stock Purchase Plan provides employees, including the Named Executive Officers, with the opportunity to acquire, subject to certain annual limits, shares of Navigators common stock at a 10% discount from the market price at the beginning or end of each six-month

Plan period, whichever is less. Employees purchase these shares through regular payroll deductions. The Company generally encourages its employees to own its stock, and have their equity at risk, to better align the long term interests of its employees and stockholders.

Benefits. Executive officers also participate in those benefit arrangements which are available to our employees, including health and welfare benefit plans, the 401(k) Plan and the Deferred Compensation Plan. For a discussion of the Company’s 401(k) Plan, please see “Compensation Discussion and Analysis – Retirement Income Plans” above.

Mr. Galanski receives an annual car allowance from the Company in the amount of $12,000, pursuant to the terms of his employment agreement. In addition, the Company pays for the cost of an annual physical examination for executive officers.

Employment Agreements. The Company has entered into an employment agreement with Mr. Galanski, which is still in effect. None of the other named executive officers has an employment agreement with the Company. For a discussion of the agreement with Mr. Galanski, please see “Employment Agreements” below.

Stock Ownership Guidelines. The Company requires the Chief Executive Officer and Chief Financial Officer of the Company to maintain ownership of common stock of the Company equal to five and three times their respective base salaries. As of December 31, 2015, this is equivalent to an investment in the Company by Mr. Galanski of $5 million and Mr. DeFalco of $1.46 million, representing 58,282 and 16,960 common shares, respectively, based on the closing price of $85.79 per common share as of December 31, 2015. We believe that the levels of share ownership specified above provide a meaningful alignment of the interests of our Chief Executive Officer and Chief Financial Officer with the interests of our stockholders, which furthers our goal to provide attractive long-term returns for our stockholders. As of the date hereof, both Messrs. Galanski and DeFalco have achieved their target ownership levels. Common stock owned outright, common stock that is subject to vested unexercised share options, unvested restricted shares and unvested share units are counted toward fulfilling this requirement.

Tax Deductibility of Compensation. Under Section 162(m) of the Code, annual compensation in excess of $1.0 million paid to the chief executive officer or any of the other three most highly compensated officers, other than the chief financial officer, of any publicly held corporation will not be deductible in certain circumstances. Generally, “performance-based” compensation, as defined in Section 162(m), is not subject to the limitation if certain requirements are satisfied. The Compensation Committee has structured the 2005 Stock Incentive Plan so that such compensation is intended to qualify as performance-based compensation under Section 162(m). However, the Compensation Committee may award compensation that is not fully deductible if it determines that such an award is consistent with the Company’s compensation philosophy and in the best interests of the Company and its Stockholders.

Relationship Between Compensation Policies and Risk Management. The Company has assessed the Company’s compensation programs and does not believe that there are any risks arising from the compensation policies and practices for employees that are reasonably likely to have a material adverse effect on the Company. Given (1) the emphasis of underwriting profitability, rather than growth in premium revenues, in measuring both corporate and individual performance, (2) that a significant portion of compensation is generally paid in equity that vests over a long period of time, and (3) that the vesting of a significant portion of such equity is dependent upon cumulative growth in tangible book value over an extended period of time, the Company does not feel that this incentive compensation structure encourages any unnecessary or excessive risk to be taken by management.

Conclusion. Each element of the Company’s compensation program complements the other elements in that all elements together are designed to support the Company’s pay-for-performance philosophy. The various elements of each Named Executive Officer’s compensation package are designed collectively to assure that the package provides for fair and competitive compensation, facilitates the retention of the Named Executive Officer and therefore the continuity of the Company’s management, and provides incentives and rewards for the Named Executive Officer to enhance the profitability and growth of the Company. However, the amount of any individual element of a Named Executive Officer’s compensation does not generally affect the amount of the other elements of his or her compensation.

The Compensation Committee evaluates the Company’s management compensation program on an ongoing basis to assure that it is consistent with the objectives of the program and with the Company’s pay-for-performance compensation philosophy.

Compensation Committee Report

The Board’s Compensation Committee is charged, among other things, to perform periodic reviews of the Company’s compensation arrangements with executive officers and to make recommendations to the Board of Directors with respect to such arrangements. The Compensation Committee’s function is more fully described in its charter, which the Board has adopted and is available on our website at www.navg.com under the Corporate Governance link.

The Compensation Committee has reviewed and discussed with management the Compensation Discussion and Analysis section of the Company’s 2016 Proxy Statement. Based on such review and discussion, the Committee has recommended to the Board of Directors that the Compensation Discussion and Analysis be included in the Company’s 2016 Proxy Statement.

The Compensation Committee:

H. J. Mervyn Blakeney

Patricia H. Roberts

Janice C. Tomlinson (Chair)

The Compensation Committee Report does not constitute soliciting material and shall not be deemed to be filed or incorporated by reference in other filings by the Company with the SEC, except to the extent the Company specifically incorporates the Compensation Committee Report by reference therein.

Summary Compensation Table

The following table sets forth a summary of the compensation paid by the Company to the Chief Executive Officer, Chief Financial Officer and each of the three other most highly paid executive officers of the Company or its subsidiaries (the “Named Executive Officers”).

SUMMARY COMPENSATION TABLE

Name and Principal Position (a)	Year (b)	Salary ($) (c)	Bonus (1) ($) (d)	Stock Awards (2) ($) (e)	Option Awards ($) (f)	Non-Equity Incentive Plan Compen- sation ($) (g)	Change in Pension Value and NonQualified Deferred Compensation Earnings ($) (h)	All Other Compen- sation (3) ($) (i)	Total ($) (j)
Stanley A. Galanski President & Chief Executive Officer	2015 2014 2013	1,000,000 1,000,000 725,000	721,569 720,114 400,000	2,360,167 2,199,965 1,636,004	— — —	— — —	— — —	142,632 58,997 49,967	4,224,368 3,979,076 2,810,971
Ciro M. DeFalco SVP & Chief Financial Officer	2015 2014 2013	480,833 446,667 380,000	315,000 298,127 200,000	372,450 487,840 274,350	— — —	— — —	— — —	68,166 42,602 43,837	1,236,449 1,275,236 898,187
H. Clay Bassett, Jr. SVP & Chief Underwriting Officer	2015 2014 2013	525,000 525,000 468,750	425,000 380,000 230,000	335,205 365,880 411,525	— — —	— — —	— — —	75,731 39,410 40,645	1,360,936 1,310,290 1,150,920
Jeff L. Saunders (4) President, Navigators Specialty	2015 2014 2013	412,500 387,500 325,000	250,000 360,000 195,000	297,960 274,410 411,525	— — —	— — —	— — —	57,047 40,311 36,978	1,017,507 962,221 968,503
Vincent C. Tizzio President & Chief Executive Officer, NMC	2015 2014 2013	570,833 550,000 550,000	425,000 400,000 330,000	335,205 365,880 274,350	— — —	— — —	— — —	75,910 39,685 40,885	1,406,948 1,355,565 1,195,235
(1)	The Bonus amounts reflect the cash bonus paid for 2015 to each Named Executive Officer. Information on the 2013 and 2012 Bonus amounts paid to Named Executive Officers can be found in the Company’s 2014 and 2013 Proxy Statements, respectively.
(2)

The amounts shown in the “Stock Awards” column equal the estimate of aggregate compensation cost to be recognized over time with respect to incentive stock awards including performance-based awards granted in such year determined as of the grant date under Financial Accounting Standards Board Accounting Standards Codification (ASC) Topic 718, Stock Compensation (“FASB ASC Topic 718”) and excluding the effect of estimated forfeitures. The following portion of the value shown in the “Stock Awards” column represents the grant date value of performance-based awards based upon the probable outcome as of the grant date of such performance criteria: for 2015, $2,000,057 for Mr. Galanski and the entire amount shown for Messrs. DeFalco, Bassett, Saunders and Tizzio (in each case based on the closing stock price on the date of grant of $74.49); for 2014, $1,999,953 for Mr. Galanski and the entire amount shown for Messrs. DeFalco, Bassett, Saunders and Tizzio (in each case based on the closing stock price on the date of grant of $59.51); and for 2013, $724,997 for Mr. Galanski, $137,175 for each of Messrs. DeFalco and Tizzio and $205,763 for each of Messrs. Bassett and Saunders (in each case based on the closing stock price on the date of grant of $54.87). The performance-based awards vest three years from the date of grant in accordance with the terms of the Admirals Program, other than the performance-based awards granted to Mr. Galanski in such years, which vest three years from the date of grant in accordance with the terms of his Long-Term Incentive Grant. Assuming the highest level of performance, the grant date fair value of the performance-based award granted in 2015 to Mr. Galanski would equal $3,000,086, to Mr. DeFalco would equal $558,675, to each of Messrs. Bassett and Tizzio would equal $502,808 and to Mr. Saunders would equal

$446,940. The minimum grant date fair value of the performance-based awards granted in 2015 to Mr. Galanski would equal $1,000,029, to Mr. DeFalco would equal $186,225, to Messrs. Basset and Tizzio would equal $167,602 and to Mr. Saunders would equal $148,980. The remaining amounts reflected in the “Stock Awards” column represent the grant date fair value of incentive stock awards that are not subject to performance vesting conditions. These include awards given to Messrs. DeFalco, Bassett, Saunders and Tizzio in 2013 as the fixed portion of their award granted under the Admirals Program; awards granted to Mr. Galanski in each of 2015, 2014 and 2013 as part of his Annual Incentive Award, which that vests in four equal installments on the first, second, third and fourth anniversaries of its grant date and an award grated to Mr. Galanski in 2013 as the fixed portion of his Long Term Incentive Grant that vests on the third anniversary of the grant date. No option or SARs awards were granted in 2015, 2014 or 2013.
(3)	See the All Other Compensation table for additional information.

The following table describes each component of the All Other Compensation column in the Summary Compensation Table above.

Name	Year	401(k) Match ($)	401(k) Discretion- ary Contribu- tion (1)	Retirement Savings Account Contribution ($)	Deferred Compensation Plan Contribution (2) ($)	Group Term Life Insurance Premium ($)	Health Club Dues ($)	Executive Physical Exam ($)	Other (3) ($)	Total ($)
Stanley A. Galanski	2015 2014 2013	10,600 10,400 10,200	— 7,800 5,100	19,675 19,500 19,125	90,955 — —	4,902 4,902 3,382	— — 160	4,500 4,395 —	12,000 12,000 12,000	142,632 58,997 49,967
Ciro M. DeFalco	2015 2014 2013	10,600 10,400 10,200	— 7,800 5,100	19,675 19,500 19,125	31,350 — —	6,541 4,902 4,902	— — 160	— — 4,350	— — —	68,166 42,602 43,837
H. Clay Bassett, Jr.	2015 2014 2013	10,600 10,400 10,200	— 7,800 5,100	19,675 19,500 19,125	38,600 — —	2,356 1,710 1,710	— — 160	4,500 — 4,350	— — —	75,731 39,410 40,645
Jeff L. Saunders	2015 2014 2013	10,600 10,400 10,200	— 7,800 5,100	19,675 19,500 19,125	23,675 — —	3,097 2,611 2,553	— — —	— — —	— — —	57,047 40,311 36,978
Vincent C. Tizzio	2015 2014 2013	10,600 10,400 10,200	— 7,800 5,100	19,675 19,500 19,125	43,525 — —	1,710 — 1,710	400 275 400	— — 4,350	— — —	75,910 39,685 40,885

(1)	The Compensation Committee approved a discretionary contribution of an additional 3% of each eligible employee’s base salary for 2014 and of 2% for 2013, based on their review of the yearly financial performance of the Company. See “Compensation Discussion and Analysis – Retirement Income Plans” for more information.
(2)	Compensation under the non-qualified deferred compensation plan includes both matching contributions up to 4% of the employee’s base salary and bonus in excess of $265,000 as well as a 5% contribution of the employee’s base salary in excess of $265,000. See “Compensation Discussion and Analysis – Retirement Income Plans” for more information.
(3)	Other compensation comprises car payments for Mr. Galanski.

Grants of Plan-Based Awards

The following table contains information concerning the grants of plan-based awards made to each of the Named Executive Officers in the year ended December 31, 2015.

GRANTS OF PLAN-BASED AWARDS

	Grant Date	Estimated Future Payouts Under Non- Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock Units (#)	All Other Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards $/Share	Grant Date Fair Value of Stock and Options Awards (1) ($)
Name		Threshold ($)	Target ($)	Maxi- mum ($)	Threshold (#)	Target (#)	Maxi - mum (#)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)	(k)	(l)
Stanley A. Galanski	2/10/15 3/5/15				13,425	26,850	40,275(3)	4,658(2)			360,110 2,000,057
Ciro M. DeFalco	3/5/15				2,500	5,000	7,500(4)				372,450
H. Clay Bassett, Jr.	3/5/15				2,250	4,500	6,750(4)				335,205
Jeff L. Saunders	3/5/15				2,000	4,000	6,000(4)				297,760
Vincent C. Tizzio	3/5/15				3,000	6,000	9,000(4)				335,205
(1)	Grant Date Fair Value has been calculated as of the date of the grant under FASB ASC Topic 718, excluding the effect of estimated forfeitures, based on the closing price of the Company’s common stock on the date of grant.
(2)	These restricted stock units were issued under the 2005 Stock Incentive Plan as part of Mr. Galanski’s annual incentive award paid in 2015 in respect of 2014 performance and vest in equal installments on the first, second, third and fourth anniversaries of the grant date. For further information on Mr. Galanski’s annual incentive award, see “Compensation Discussion and Analysis – Chief Executive Officer Compensation.”
(3)	These restricted stock units were issued under the 2005 Stock Incentive Plan and vest on March 5, 2018 in accordance with the performance metrics for the Chief Executive Officer’s Long Term Incentive Grant as described above under “Compensation Discussion and Analysis – Chief Executive Officer Compensation.”
(4)	These restricted stock units were issued pursuant to the Admirals Program and vest on March 5, 2018 in accordance with the performance terms of Admirals Awards described above under “Compensation Discussion and Analysis – Admirals Program.”

Employment Agreements

On March 26, 2001, the Company entered into an employment agreement with Mr. Galanski providing for an initial three-year term of employment that continues for successive one-year periods unless either party elects to terminate the agreement upon 120 days’ notice to the other party prior to the expiration of the then-current one-year period. The agreement provided for the issuance to Mr. Galanski as of the date of the agreement of a stock grant of 100,000 shares of Common Stock subject to vesting provisions of 25% per year. All of such shares are now fully vested. In the event that a change of control of the Company had occurred during the initial three-year term resulting in the termination of Mr. Galanski’s employment or the resignation of Mr. Galanski following a material reduction in his responsibilities or a demotion from his current position, Mr. Galanski would have been entitled to receive his base salary for the remaining term of his employment agreement and all outstanding unvested stock grants made to Mr. Galanski during the initial term would have immediately vested. The agreement provides for a $12,000 annual car allowance for Mr. Galanski. Upon the termination of Mr. Galanski’s employment agreement, the Company may elect to enforce against Mr. Galanski one-year restrictive covenants with respect to non-solicitation of the Company’s employees and noncompetition with the Company’s business, provided that the Company continues to pay to Mr. Galanski his then-current base salary during such one-year period. In accordance with its terms, Mr. Galanski’s employment agreement was automatically renewed in December 2015 for a one-year period through March 2017.

None of the remaining Named Executive Officers is currently a party to an employment agreement with the Company or any of its subsidiaries.

Second Amended and Restated 2005 Stock Incentive Plan

The purposes of the Second Amended and Restated 2005 Stock Incentive Plan (the “2005 Stock Incentive Plan”) are to induce certain individuals to remain in the employ of, or to continue to serve as directors of, or to remain independent contractors to, the Company and its present and future subsidiaries, to attract new individuals to enter into such employment and service, to encourage such individuals, upon whom, in large measure, our sustained progress, growth and profitability depend, to achieve long-term Company goals, and to align the participants’ interests with those of Stockholders by providing them with a proprietary interest in our growth and performance. The Board of Directors believes that the ability to grant options (both non-qualified and incentive), stock appreciation rights (“SARs”), restricted stock, restricted stock units, performance units, annual incentive awards, dividend equivalents and substitute awards (each, an “Award”) under the 2005 Stock Incentive Plan will promote continuity of management, increased incentive and personal interest in the welfare of the Company and aid in securing the Company’s continued growth and financial success. Since 2005, the Company has issued stock awards under the 2005 Stock Incentive Plan.

The 2005 Stock Incentive Plan authorizes the issuance of 2,000,000 shares of Common Stock pursuant to Awards. The 2005 Stock Incentive Plan was originally approved by stockholders at the May 20, 2005 Annual Meeting of Stockholders. The stockholders approved an amended and restated plan at the May 26, 2010 Annual Meeting of Stockholders to give the Board more flexibility in the manner and form in which it makes awards, especially with respect to performance based awards that could qualify for more favorable tax treatment under Section 162(m) of the Code and, most recently, on May 23, 2013, stockholders approved a second amended and restated plan to increase the number of shares of Common Stock available for issuance pursuant to Awards under the plan and to make certain other non-material clarifying changes. Employees, non-employee directors, and independent consultants to the Company and its subsidiaries are eligible to participate in the 2005 Stock Incentive Plan. The 2005 Stock Incentive Plan is the only plan under which the Compensation Committee currently issues equity awards. For a discussion of the equity awards made to employees under the 2005 Stock Incentive Plan in connection with the Company’s Annual Incentive Plan and Admirals Program, please see “Compensation Discussion and Analysis – Annual Incentive Plan” and “Compensation Discussion and Analysis – Admirals Program”.

The 2005 Stock Incentive Plan is administered by the Compensation Committee (unless the Board of Directors determines otherwise), which interprets the 2005 Stock Incentive Plan and has broad discretion to select the eligible persons to whom awards will be granted, as well as the type, size and terms and conditions of each award, including the exercise price of stock options, the number of shares subject to awards and the expiration date of, and the vesting schedule or other restrictions applicable to, awards.

Upon a change in control, unless provided otherwise in an award agreement, a participant’s awards will become vested, the relevant restrictions will lapse, and the relevant performance goals will be deemed to be met upon the involuntary termination of such participant’s employment or service without cause during the one-year period following the occurrence of the change in control. The same treatment of a participant’s awards will occur if he or she terminates employment or service for good reason during such one-year period.

In the event of an employee’s or director’s termination of employment or service due to his or her death, disability or retirement or, in the case of an independent consultant, his or her death, unless the applicable award agreement provides otherwise, such participant’s outstanding stock options and SARs will fully vest and remain exercisable until six months after such termination (but not beyond the original term of the option or SAR) and all unvested shares of such participant’s restricted stock units will immediately vest. In the event of a participant’s termination of employment or service for cause, such participant’s outstanding stock options, SARs and unvested restricted stock units will immediately be canceled and forfeited to us. Unless the applicable award agreement provides otherwise, in the event of a participant’s termination of employment or service for any other reason, such participant’s vested stock options and SARs (to the extent exercisable at the time of such termination) will remain exercisable until 90 days after such termination (but not beyond the original term of the option or SAR).

Unless terminated sooner, the 2005 Stock Incentive Plan will terminate on May 26, 2020. The Board of Directors may, at any time, amend the 2005 Stock Incentive Plan. The Compensation Committee is permitted to amend the terms and conditions of outstanding awards, including to extend the exercise period and accelerate the vesting schedule of such awards, but no such action may adversely affect the rights of any participant with respect to outstanding awards without the applicable participant’s written consent. Stockholder approval of any such amendment will be obtained if required to comply with applicable law or the rules of the NASDAQ Global Select Market.

Stock Options. Options may be granted by the Compensation Committee and may be either non-qualified options or incentive stock options. Options are subject to the terms and conditions, including vesting conditions, set by the Compensation Committee (and incentive stock options are subject to statutory restrictions that are set forth in the 2005 Stock Incentive Plan). Unless the Compensation Committee determines otherwise, options will vest in 25% increments on the first, second, third and fourth anniversaries of the date the option is granted. The exercise price for all stock options granted under the 2005 Stock Incentive Plan will be determined by the Compensation Committee, except that no stock options can be granted with an exercise price that is less than 100% of the fair market value of the Common Stock on the date of grant. Also, Stockholders who own more than 10% of our voting stock will not be granted incentive stock options that have an exercise price less than 110% of the fair market value of the Common Stock on the date of grant. The 2005 Stock Incentive Plan prohibits the repricing of stock options.

The term of all stock options granted under the 2005 Stock Incentive Plan will be determined by the Compensation Committee and will generally not exceed 10 years. However, the term of an incentive stock option may not exceed 10 years (five years for incentive stock options granted to Stockholders who own more than 10% of our voting stock). Each option gives the participant the right to receive a number of shares of Common Stock upon exercise of the option and payment of the exercise price. The exercise price may be paid in cash (including cash obtained through a broker selling the share acquired on exercise), personal check or wire transfer.

Stock Appreciation Rights or SARs. All SARs must be granted on a stand-alone basis (i.e., not in conjunction with stock options) and will have a term of 10 years, unless the Compensation Committee determines otherwise. SARs are subject to the terms and conditions, including vesting conditions, set by the Compensation Committee. Unless the Compensation Committee determines otherwise, SARs will vest in 25% increments on the first, second, third and fourth anniversaries of the date the SAR is granted. A SAR granted under the 2005 Stock Incentive Plan entitles its holder to receive, at the time of exercise, an amount per share equal to the excess of the fair market value (on the date of exercise) of a share of the Common Stock over a specified price, known as the strike price, fixed by the Compensation Committee, which will not be less than 100% of the fair market value of the Common Stock on the grant date of the SAR. Payment may be made in cash, shares of the Common Stock, or other property, in any combination as determined by the Compensation Committee. The 2005 Stock Incentive Plan prohibits the repricing of SARs.

Restricted Stock and Restricted Stock Units. Restricted stock is common stock that is forfeitable until the restrictions lapse. Restricted stock units are rights granted as an award to receive shares of common stock, conditioned upon the satisfaction of restrictions imposed by the Compensation Committee. Restrictions may include time-based restrictions, the achievement of specific performance goals or the occurrence of a specific event. Unless the Compensation Committee determines otherwise, restricted stock and restricted stock units will vest in 25% increments on the first, second, third and fourth anniversaries of the date of the grant. Participants have voting rights on restricted stock but not on restricted stock units. If the performance goals are not achieved, or if the restrictions do not lapse within the time period provided in the award agreement, the participant will forfeit his or her restricted stock and/or restricted stock units.

Performance Units. Performance units are any grant of (1) a bonus consisting of cash or other property the amount and value of which, and/or the receipt of which, is conditioned upon the achievement of certain performance goals specified by the Compensation Committee, or (2) a unit valued by reference to a designated amount of property. Performance units may be paid in cash, shares of Common Stock, restricted stock or restricted stock units. The Compensation Committee will determine the number and terms of all performance units, including the performance goals and performance period during which such goals must be met. If the performance goals are not attained during the performance period specified in the award agreement, the participant will forfeit all of his or her performance units.

Annual Incentive Awards. The 2005 Stock Incentive Plan includes annual incentive awards. The Compensation Committee will determine the amounts and terms of all annual incentive awards, including performance goals, which may be weighted for different factors and measures. In the case of annual incentive awards intended to qualify for the performance-based exception from the deductibility limitations of Section 162(m), the Compensation Committee will designate individuals eligible for annual incentive awards within the first 90 days of the year for which the annual incentive award will apply and will certify attainment of performance goals within 60 days following the end of each year. In addition, the Compensation Committee will establish the threshold, target and maximum annual incentive award opportunities for each participant. Annual incentive awards may be paid in cash, shares of Common Stock, restricted stock, options or any other award under the 2005 Stock Incentive Plan.

Substitute Awards. Substitute awards are awards that may be granted in replacement of stock or stock-based awards from another business held by current and former employees or non-employee directors of, or consultants to, such business that is acquired by us to preserve the economic value of all or a portion of a replaced award on such terms and conditions (including price), as the Compensation Committee determines.

Dividend Equivalents. Dividend equivalents are rights to receive payments equal to dividends on shares or restricted stock units, if and when we pay dividends to Stockholders. The Compensation Committee may award dividend equivalents on a stand-alone basis or in conjunction with another award (other than options and SARs). If the dividend equivalent is issued in conjunction with another award and if the participant forfeits all or a part of the award, the participant also forfeits the portion of the dividend equivalents award related to other award the participant forfeited.

In any calendar year, no participant may be granted awards for options or SARs that exceed, in the aggregate, 500,000 underlying shares of Common Stock. In any calendar year, no participant may be granted awards for restricted stock, restricted stock units or performance units (or any other award other than options or SARs that is determined by reference to the value of shares or appreciation in the value of shares) that exceed, in the aggregate, 250,000 underlying shares of Common Stock. No participant may be granted a cash award for any calendar year, the maximum payout for which would exceed $3 million. No participant may be granted a cash award for a performance period of more than one year, the maximum payout for which would exceed $5 million. These limits are higher than we expect to be needed for awards under the 2005 Stock Incentive Plan, and are included in the 2005 Stock Incentive Plan to comply with the requirements for deductibility of awards subject to Section 162(m).

Outstanding Equity Awards at Fiscal Year-End

The following table sets forth information for each of the Named Executive Officers with respect to their outstanding equity awards as of December 31, 2015.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END

	Option Awards					Stock Awards
Name (a)	Number of Securities Underlying Unexercised Options (#) Exercisable (b)	Number of Securities Underlying Unexercised Options (#) Unexercisable (c)	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#) (d)	Option Exercise Price ($) (e)	Option Expiration Date (f)	Number of Shares or Units of Stock That Have Not Vested (#) (g)		Market Value of Shares or Units of Stock That Have Not Vested (1) ($) (h)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#) (i)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested (1) ($) (j)
Stanley A. Galanski	—	—	—	—	—	52,949	(2)	4,542,495
									43,441	(3)	3,726,803
Ciro M. DeFalco	—	—	—	—	—	9,000	(4)	772,110
									9,000	(5)	772,110
H. Clay Bassett, Jr.	—	—	—	—	—	9,000	(6)	772,110
									9,000	(7)	772,110
Jeff L. Saunders	—	—	—	—	—	8,000	(8)	686,320
									8,000	(9)	686,320
Vincent C. Tizzio	—	—	—	—	—	7,750	(10)	664,873
									10,000	(11)	733,400

(1)	Market Value based on December 31, 2015 closing price of the Company’s common stock of $85.79.
(2)	Includes 14,897 restricted stock units that vested on 2/12/16 and 648 restricted stock units that vested on 2/15/16; as well as 846 restricted stock units that will vest on 2/12/17; 1,671 restricted stock units that will vest in two equal installments on 2/12/17 and 2/12/18; 13,213 restricted stock units that will vest on 2/12/16; 3,494 restricted stock units that will vest in three equal installments on 2/10/17, 2/10/18 and 2/10/19; 16,804 restricted stock units that will vest on 3/3/17; and 13,425 restricted stock units that will vest on 3/5/2018.
(3)	Includes 5,550 restricted stock units that vested on 2/12/16 and 7,663 restricted stock units that were forfeited on the same date based on the degree of achievement of corporate performance targets, as well as 16,803 restricted stock units that will vest on 3/3/17; and 13,425 restricted stock units that will vest on 3/5/18, in each case subject to meeting pre-determined corporate performance targets. For further discussion, please see “Compensation Discussion and Analysis – Chief Executive Officer Compensation” above.
(4)	Includes 2,500 restricted stock units that vested on 2/12/16, 4,000 restricted stock units that will vest on 3/3/17 and 2,500 restricted stock units that will vest on 3/5/18.
(5)	Includes 1,050 restricted stock units that vested on 2/12/16 and 1,450 restricted stock units that were forfeited on the same date based on the degree of achievement of corporate performance targets, 4,000 restricted stock units that will vest on 3/3/17 and 2,500 restricted stock units that will vest on 3/5/18, in each case in accordance with the terms of the Admirals Program. For further discussion of the Admirals Program, please see “Compensation Discussion and Analysis – Admirals Program” above.
(6)	Includes 3,750 restricted stock units that vested on 2/12/16, 3,000 restricted stock units that will vest on 2/20/17 and 2,250 restricted stock units that will vest on 3/5/18.

(7)	Includes 1,575 restricted stock units that vested on 2/12/16 and 2,175 restricted stock units that were forfeited on the same date based on the degree of achievement of corporate performance targets, as well as 3,000 restricted stock units that will vest on 2/20/17 and 2,250 restricted stock units that will vest on 3/5/18, in each case in accordance with the terms of the Admirals Program. For further discussion of the Admirals Program, please see “Compensation Discussion and Analysis – Admirals Program” above.
(8)	Includes 3,750 restricted stock units that vested on 2/12/16, 2,250 restricted stock units that will vest on 2/20/17 and 2,000 restricted stock units that will vest on 3/5/2018.
(9)	Includes 1,575 restricted stock units that vested on 2/12/16 and 2,175 restricted stock units that were forfeited on the same date based on the degree of achievement of corporate performance targets, as well as 2,250 restricted stock units that will vest on 2/20/17 and 2,000 restricted stock units that will vest on 3/5/2018, in each case in accordance with the terms of the Admirals Program. For further discussion of the Admirals Program, please see “Compensation Discussion and Analysis – Admirals Program” above.
(10)	Includes 2,500 restricted stock units that vested on 2/12/16, 3,000 restricted stock units that will vest on 2/20/17 and 2,250 restricted stock units that will vest on 3/5/18.
(11)	Includes 1,050 restricted stock units that vested on 2/12/16 and 1,450 restricted stock units that were forfeited on the same date based on the degree of achievement of corporate performance targets, as well as 3,000 restricted stock units that will vest on 2/20/17 and 2,250 restricted stock units that will vest on 3/5/18, in each case in accordance with the terms of the Admirals Program. For further discussion of the Admirals Program, please see “Compensation Discussion and Analysis – Admirals Program” above.

Options Exercised and Stock Vested

The following table sets forth information for each of the Named Executive Officers with respect to options exercised and stock grants vested, and the value realized on such exercise or vesting, during the year ended December 31, 2015.

OPTIONS EXERCISED AND STOCK VESTED

	Option Awards		Stock Awards
Name (a)	Number of Shares Acquired on Exercise (#) (b)	Value Realized on Exercise ($) (c)	Number of Shares Acquired on Vesting (#) (d)	Value Realized on Vesting (1) ($) (e)
Stanley A. Galanski	—	—	30,274	2,243,754
Ciro M. DeFalco	—	—	6,650	492,965
H. Clay Bassett, Jr.	—	—	9,500	704,235
Jeff L. Saunders	—	—	6,650	492,965
Vincent C. Tizzio	—	—	25,000	2,144,750

(1)	Calculated based on the product of the number of shares acquired on vesting of the stock award multiplied by the closing stock price on the NASDAQ National Market on the vesting date.

The following table sets forth the payments that would be received by each Named Executive Officer if his employment with the Company were terminated as of December 31, 2015.

POTENTIAL PAYMENTS UPON TERMINATION OF EMPLOYMENT

	Cash Severance Payment $		Continuation of Medical/ Welfare Benefit (present value) $	Acceleration and Continuation of Equity Awards $		Total Termination Benefits $
Stanley A. Galanski
• Voluntary Retirement	1,000,000	(1)	—	8,269,298	(2)	9,269,298
• Voluntary Termination	1,000,000	(1)	—	—		1,000,000
• Involuntary Termination for Cause	—		—	—		—
• Involuntary Termination Without Cause	1,000,000	(1)	—	—		1,000,000
• Involuntary or Good Reason Termination after Change in Control	1,000,000	(1)	—	8,269,298	(3)	9,269,298
• Termination on Death or Disability	—		—	8,269,298	(4)	8,269,298
Ciro M. DeFalco
• Voluntary Retirement	—		—	1,544,220	(2)	1,544,220
• Voluntary Termination	—		—	—		—
• Involuntary Termination for Cause	—		—	—		—
• Involuntary Termination Without Cause	—		—	—		—
• Involuntary or Good Reason Termination after Change in Control	—		—	1,544,220	(3)	1,544,220
• Termination on Death or Disability	—		—	1,544,220	(4)	1,544,220
H. Clay Bassett, Jr.
• Voluntary Retirement	—		—	1,544,220	(2)	1,544,220
• Voluntary Termination	—		—	—		—
• Involuntary Termination for Cause	—		—	—		—
• Involuntary Termination Without Cause	—		—	—		—
• Involuntary or Good Reason Termination after Change in Control	—		—	1,544,220	(3)	1,544,220
• Termination on Death or Disability	—		—	1,544,220	(4)	1,544,220
Jeff L. Saunders	—		—	1,372,640		1,372,640
• Voluntary Retirement	—		—	1,372,640		1,372,640
• Voluntary Termination	—		—	—		—
• Involuntary Termination for Cause	—		—	—		—
• Involuntary Termination Without Cause	—		—	—		—
• Involuntary or Good Reason Termination after Change in Control	—		—	1,372,640	(3)	1,372,640
• Termination on Death or Disability	—		—	1,372,640	(4)	1,372,640
Vincent C. Tizzio
• Voluntary Retirement	—		—	1,329,746	(2)	1,329,746
• Voluntary Termination	—		—	—		—
• Involuntary Termination for Cause	—		—	—		—
• Involuntary Termination Without Cause	—		—	—		—
• Involuntary or Good Reason Termination after Change in Control	—		—	1,329,746	(3)	1,329,746
• Termination on Death or Disability	—		—	1,329,746	(4)	1,329,746

(1)	This cash severance payment, as provided in Mr. Galanski’s employment agreement with the Company and based upon Mr. Galanski’s annual base salary of $ 1,000,000 as of December 31, 2015, assumes that notice of termination of employment is given as of such date and that the Company elects to enforce the restrictive covenants included in such employment agreement with respect to noncompetition and nonsolicitation of employees. This cash severance payment would be paid to Mr. Galanski in accordance with the Company’s regular payroll schedule during the one-year period beginning as of such termination date. For a discussion of the terms of Mr. Galanski’s employment agreement, please see “Employment Agreements” above.
(2)	Assumes that the Voluntary Retirement meets the definition of “Retirement” under the 2005 Stock Incentive Plan. Under this assumption, the 2005 Stock Incentive Plan provides for immediate vesting of all outstanding restricted stock units and option awards. Also assumes that performance shares will vest at the target amount. Amounts are based on the December 31, 2015 closing price of the Company’s common stock of $85.79.
(3)	Assumes both a change of control as of December 31, 2015 and termination of employment with the Company within one year thereafter. Under these assumptions, the 2005 Stock Incentive Plan provides for immediate vesting of all outstanding restricted stock and option awards, with performance shares vesting at 100% of their target amount. Amounts are based on the December 31, 2015 closing price of the Company’s common stock of $85.79.
(4)	Assumes death or an employee’s inability to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months. Under these assumptions, the 2005 Stock Incentive Plan provides for immediate vesting of all outstanding restricted stock and option awards, with performance shares vesting at 100% of their target amount. Amounts are based on the December 31, 2015 closing price of the Company’s common stock of $85.79.

Compensation of Directors

Each director who is not an officer or employee of the Company receives an annual payment consisting of $90,000 in cash, payable in quarterly installments, and $55,000 in restricted shares of the Company’s Common Stock, payable in the first quarter of each year for service during the preceding year (based on the closing price of the Company’s Common Stock on the last business day of such preceding year). In addition, members of the Audit Committee of the Board were paid an additional annual retainer of $10,000, payable in quarterly installments. The chairmen of the Audit Committee and the Compensation Committee were paid annual retainers of $30,000 and $20,000, respectively, and the chairmen of the Finance Committee and the Underwriting Committee were paid an annual retainer of $10,000 each, payable in quarterly installments.

Mr. Mendelsohn was appointed as our Chairman on May 23, 2013, on which date Mr. Deeks retired as Chairman to become Chairman Emeritus. As Chairman, Mr. Mendelsohn receives an additional annual retainer of $120,000 per annum, payable in quarterly installments in cash, in recognition of the time and effort spent by the Chairman in his role. Mr. Deeks, as Chairman Emeritus, receives an additional annual retainer of $100,000 per annum, payable in quarterly installments in cash, for his continued guidance as Chairman Emeritus. In addition, the Company continues to provide Mr. Deeks with supplemental retiree medical coverage and to reimburse Mr. Deeks for the cost of any premiums paid to Medicare.

The Compensation Committee of the Board recognizes the importance of ownership of the Common Stock of the Company by its independent directors in aligning the interests of the Board with those of our stockholders. Accordingly, in 2014, the Corporate Governance and Nominating Committee adopted an equity ownership requirement for non-executive directors to own an amount of shares equal to three times the annual grant amount, with a director having three full calendar years of service to accumulate such shares. As described above, each director received payment in 2015 of $55,000 in fully vested restricted shares of the Company’s Common Stock as part of the annual compensation for service on the Board in 2015. Directors are required to hold such shares for a minimum of one year. Our directors have generally retained ownership of their Common Stock after such restrictions have lapsed.

Shown below is a table that sets forth the total compensation paid to each independent Board member in 2015.

DIRECTOR COMPENSATION

Name	Fees Earned or Paid in Cash ($) (1)	Stock Awards ($) (2)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)		Total ($)
Saul L. Basch	$110,000.00	55,005	—	—	—	—		$165,005
H. J. Mervyn Blakeney	$90,000.00	55,005	—	—	—	—		$145,005
Terence N. Deeks	$197,672.80	55,005	—	—	—	45,468	(3)	$298,146
Geoffrey E. Johnson	$120,000.00	55,005	—	—	—	59,200	(4)	$234,205
Robert V. Mendelsohn	$225,000.00	55,005	—	—	—	—		$280,005
David M. Platter	$90,000.00	55,005	—	—	—	—		$145,005
Patricia H. Roberts	$92,500.00	13,788	—	—	—	—		$106,288
Janice C. Tomlinson	$100,000.00	55,005	—	—	—	—		$165,005
Marc M. Tract	$110,000.00	55,005	—	—	—	—		$145,005

(1)	Includes an annual cash retainer of $90,000, paid quarterly to each director. Also reflects annual retainer fees for the Chairman, Chairman Emeritus, the chairmen of the Audit, Compensation, Finance and Underwriting Advisory Committees, and members of the Audit Committee, as described above.
(2)	The amounts shown in the “Stock Awards” column equal the estimate of aggregate compensation costs recognized with respect to stock awards granted in 2015 for 2014 Board service, determined as of the grant date under FASB ASC Topic 718, and excluding the effect of estimated forfeitures. The fair value has been calculated using the closing price of the common stock on December 31, 2014 ($73.34 per share).
(3)	Other Compensation paid to Mr. Deeks in 2015 includes payment by the Company of an annual physical examination for Mr. Deeks in the amount of $4,500, a reimbursement for Medicare benefits payable by Mr. Deeks in the amount of $7,672.80 and $33,295 in imputed interest related to split dollar life insurance policy premiums that were advanced by the Company for the years 1992 – 2002 and that are repayable upon the earlier of the termination of such policy or the payment of benefits thereunder.
(4)	The amount under All Other Compensation was paid to Mr. Johnson as compensation for his service in 2015 on NUAL’s board of directors. For a discussion of this compensation, please see “Related Party Transactions” above.

Equity Compensation Plan Information

The following chart includes information as of December 31, 2015 with respect to equity compensation plans where equity securities of the Company may be issued:

	A	B	C
Plan Category	Number of securities to be issued upon exercise of outstanding stock options, warrants and rights	Weighted- average exercise price of outstanding stock options	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column A)
Equity compensation plans approved by security holders	—	—	564,692
Equity compensation plans not approved by security holders	—		—

Total	—		564,692

Compensation Committee Interlocks and Insider Participation

None of Mmes. Tomlinson or Roberts or Mr. Blakeney, each of the members of the Compensation Committee, has ever been an officer or employee of the Company or of any of its subsidiaries or affiliates. None of our executive officers has served on the board of directors or on the compensation committee of any other entity where any officer of such entity served either on the Company’s Board or on its Compensation Committee.

Audit Committee Report

The Audit Committee is currently composed of the three undersigned directors, each of whom meets the independence requirements of the NASDAQ stock market and the SEC. The Board has further determined that all members of the Audit Committee are “financially literate” and that each is an “audit committee financial expert” within the meaning of the SEC rules.

The Audit Committee operates under a written charter that has been adopted by the Board of Directors. The Audit Committee reviews the charter at least annually. The charter is available on our website at www.navg.com under the Investor Relations—Corporate Governance link.

The Company’s management is responsible for the preparation, presentation and integrity of the Company’s financial statements and the reporting process, including the Company’s system of internal controls and disclosure controls and procedures. The independent audit firm, KPMG LLP, is responsible for auditing the Company’s annual financial statements and expressing an opinion on such financial statements based on that audit.

The Audit Committee assists the Board in its oversight of the quality and integrity of the Company’s financial reports and monitors the Company’s financial reporting process and internal control system. Pursuant to its charter, the Audit Committee’s primary responsibilities include: (a) review of quarterly and annual financial statements and reports of the Company prior to any release to the public or investors, (b) the appointment, replacement, compensation and oversight of the independent audit firm, which may include, in particular when partner rotation is mandated by regulation, selection of the lead audit partner, (c) review the financial reporting process, including consulting with the external auditors with respect to the completeness and accuracy of the Company’s financial statements, the quality of the Company’s accounting principles and the adequacy of the Company’s systems of internal controls and disclosure controls and procedures, and (d) oversight of the performance of the internal audit function. The Committee’s role further includes reviewing and monitoring the key enterprise risks delegated to the Committee and establishing procedures for the receipt, retention and treatment of complaints received by the Company regarding accounting, internal accounting controls or auditing matters and the confidential, anonymous submission thereof.

The Audit Committee preapproves all audit services and non-audit services provided to the Company by the outside auditors. The Audit Committee has delegated to its Chair the authority to grant such preapprovals, subject to ratification by the Committee at the next scheduled meeting. Based on reviews and discussion, the Audit Committee has determined that the provision of non-audit services by the auditors is compatible with maintaining the auditors’ independence.

In connection with these responsibilities, the Audit Committee met with management and the independent auditors to discuss the audited December 31, 2015 financial statements. The Audit Committee also discussed with the independent auditors the matters required by Auditing Standard No. 16, Communications with Audit Committees, as amended and as currently in effect. The Audit Committee also received written disclosures from the independent auditors required by Independence Standards Board Standard No. 1, Independence discussions with Audit Committees, as currently in effect, and the Audit Committee discussed with the independent auditors that firm’s independence.

The Audit Committee also reviewed, and discussed with management and KPMG LLP, management’s report and KPMG LLP’s report and attestation on internal control over financial reporting in accordance with Section 404 of the Sarbanes-Oxley Act of 2002. Management is responsible for those activities required to ensure compliance with this legislation.

KPMG LLP has served as the Company’s independent auditor since 1990. The Audit Committee annually reviews KPMG LLP’s independence and performance in connection with the Committee’s determination whether to retain KPMG LLP or engage another firm. In conducting this assessment, the Audit Committee considers, among other things:

•	KPMG LLP’s past and present performance on the Company’s audit;
•	External data relating to audit quality and performance, including recent PCAOB reports on KPMG LLP and its peers;
•	KPMG LLP’s tenure and its familiarity with the Company’s global operations and accounting policies and practices; and
•	KPMG LLP’s independence from the Company and management, as described above, as well as their integrity and objectivity.

Based on the Audit Committee’s discussions with and review of reports from management, the Company’s internal auditors and the independent auditors, and the Audit Committee’s review of the representations of management that the Company’s consolidated financial statements were prepared in accordance with US generally accepted accounting principles, the Audit Committee recommended that the Board of Directors include the audited consolidated financial statements in the Company’s Annual Report on Form 10-K for the year ended December 31, 2015, filed with the SEC.

The Audit Committee:

Saul L. Basch

Geoffrey E. Johnson (Chairman)

Robert V. Mendelsohn

The Audit Committee Report does not constitute soliciting material and shall not be deemed to be filed or incorporated by reference in other filings by the Company with the SEC, except to the extent the Company specifically incorporates the Audit Committee Report by reference therein.

PROPOSAL 2

ADVISORY VOTE ON EXECUTIVE COMPENSATION

The recently enacted Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, or the Dodd-Frank Act, enables our stockholders to vote to approve, on an advisory (nonbinding) basis, the compensation of our named executive officers as disclosed in this Proxy Statement in accordance with the SEC’s rules.

As described in detail under the heading “Compensation Discussion and Analysis,” our executive compensation programs are designed to attract, motivate, and retain our named executive officers, who are critical to our success. Under these programs, our named executive officers are rewarded for the achievement of specific annual and long-term corporate performance targets that promote the realization of increased stockholder value. Please read the “Compensation Discussion and Analysis” included elsewhere in this Proxy Statement for additional details about our executive compensation programs, including information about the fiscal year 2015 compensation of our named executive officers.

We are asking our stockholders to indicate their support for our named executive officer compensation as described in this Proxy Statement. This proposal, commonly known as a “say-on-pay” proposal, gives our stockholders the opportunity to express their views on our named executive officers’ compensation. This vote is not intended to address any specific item of compensation, but rather the overall compensation of our named executive officers and the philosophy, policies and practices described in this proxy statement. Accordingly, we will ask our stockholders to vote “FOR” the following resolution at the Annual Meeting:

“RESOLVED, that the Company’s stockholders approve, on an advisory basis, the compensation of the named executive officers, as disclosed in the Company’s Proxy Statement for the 2016 Annual Meeting of Stockholders pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the Compensation Discussion and Analysis, the 2015 Summary Compensation Table and the other related tables and disclosure.”

The say-on-pay vote is advisory, and therefore not binding on the Company, the Compensation Committee or our Board of Directors, nor will it create or imply any change in the fiduciary duties of, or impose any additional fiduciary duty on, the Company, the Compensation Committee or the Board. However, the Compensation Committee will take into account the outcome of the vote when considering future executive compensation decisions.

THE BOARD OF DIRECTORS OF THE COMPANY RECOMMENDS THAT STOCKHOLDERS VOTE TO APPROVE THE OVERALL COMPENSATION OF THE COMPANY’S NAMED EXECUTIVE OFFICERS BY VOTING “FOR” THIS RESOLUTION.

PROPOSAL 3

RATIFICATION OF THE APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Independent Registered Public Accounting Firm

KPMG LLP, Certified Public Accountants, has been appointed by the Board, upon the recommendation of the Audit Committee after evaluating the performance and independence of KPMG LLP, as independent auditors for the Company to examine and report on its December 31, 2016 financial statements, which appointment will be submitted to the stockholders for ratification at the Annual Meeting. Submission of the appointment of the auditors to the stockholders for ratification will not limit the authority of the Board or its Audit Committee to appoint another accounting firm to serve as independent auditors if the present auditors resign or their engagement is otherwise terminated.

The Board recommends a vote “FOR” Proposal 3. Proxies will be so voted unless Stockholders specify otherwise in their proxies.

Representatives of KPMG LLP are expected to be present at the Annual Meeting, with the opportunity to make a statement if they desire to do so, and to be available to respond to appropriate questions. The following table presents fees for professional audit services rendered by KPMG LLP for the audit of the Company’s annual financial statements for 2015 and 2014, and fees billed for other services rendered by KPMG LLP related to those periods.

	2015	2014
Audit Fees(1)	$1,892,319	$1,762,712
Audit Related Fees(2)	58,000	—
Tax Fees(3)	43,925	394,964
Other Fees(4)	11,203	79,164

Total	$2,005,447	$2,236,840

(1)	Audit fees consisted primarily of fees for the annual audit of the Company’s financial statements and internal control over financial reporting including the requirements of Section 404 of the Sarbanes-Oxley Act, as well as quarterly reviews and statutory audits.
(2)	For 2015, fees primarily related to the Consent on Form S-3, the job audit for the Connecticut Department of Economic and Community Development and the work paper review for New York Department of Financial Service audit.
(3)	Tax fees consisted primarily of fees for tax compliance and advisory services.
(4)	Other fees for 2015 relate to a global economic outlook research project in the amount for $9,553 and the Company’s subscription to an online research tool provided by KPMG LLP for $1,650.

The Audit Committee approves each engagement of the independent auditors in advance. The Audit Committee’s chairman has been authorized to approve such services subject to ratification at the next Audit Committee meeting.

ALL OTHER MATTERS WHICH MAY PROPERLY

COME BEFORE THE ANNUAL MEETING

Management does not know of any other matters to be brought before the Annual Meeting except those set forth in the notice thereof. If other business is properly presented for consideration at the Annual Meeting, it is intended that the proxies will be voted by the persons named therein in accordance with their judgment on such matters.

Stockholder Approval

The presence of the holders of a majority of the outstanding shares of Common Stock entitled to vote at the Annual Meeting, whether in person or represented by proxy, is necessary to constitute a quorum. Abstentions are counted as present and entitled to vote for purposes of determining a quorum. Stockholders are entitled to one vote per share on all matters submitted for consideration at the Annual Meeting. If you own shares through a bank or broker in street name, you may instruct your bank or broker how to vote your shares. A “broker non-vote” occurs when you fail to provide your bank or broker with voting instructions and the bank or broker does not have the discretionary authority to vote your shares on a particular proposal because the proposal is not a routine matter under the applicable rules. Proposals 1 and 2 are not considered routine matters under applicable rules, so your bank or broker will not have discretionary authority to vote your shares held in street name on those items. Abstentions and broker non-votes count for quorum purposes, but not for the voting of these proposals. A broker non-vote may also occur if your broker fails to vote your shares for any reason. Proposal 3 (ratification of the appointment of our independent registered public accounting firm) is considered a routine matter, so your bank or broker will have discretionary authority to vote your shares held in street name on that item. Inspectors of election appointed for the annual meeting will tabulate all votes cast in person or by proxy at the annual meeting. In the event a quorum is not present at the annual meeting, we expect that the annual meeting will be adjourned or postponed to solicit additional proxies.

The following table indicates the vote required for approval of each item to be presented to the stockholders at the annual meeting and the effect of “withhold” votes, abstentions, and broker non-votes.

Item	Required Vote	Effect of “Withhold” Votes, Abstentions, Broker Non-Votes

Item 1—Election of Directors	Affirmative vote of a plurality of the shares of common stock present and voting.	• “Withhold” votes will have no effect on the voting for the election of directors. • Broker non-votes will have no effect on the voting for the election of directors.

Item 2—Advisory Vote on Executive Compensation	Affirmative vote of a majority of the shares of common stock present and voting.	• Abstentions will have the effect of a vote AGAINST this proposal. • Broker non-votes will have no effect on the voting for this item.

Item 3—Ratification of the appointment of KPMG LLP as the Company’s independent registered public accounting firm for fiscal year 2016	Affirmative vote of a majority of the shares of common stock present and voting.	• Abstentions will have the effect of a vote AGAINST ratification. • Broker non-votes will have no effect on the voting for this item.

If you sign and return your proxy card or complete the Internet or telephone voting procedures, but do not specify how you want to vote your shares, we will vote them as follows:

•	FOR each of the director nominees (Proposal 1);

•	FOR the approval, on an advisory basis, of the compensation of our named executive officers (Proposal 2); and

•	FOR ratification of the Board’s appointment of KPMG LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2016 (Proposal 3).

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934 requires our directors and executive officers, and persons who own more than 10% of our Common Stock, to file certain reports regarding the ownership of the Common Stock with the SEC. These insiders are required by the SEC’s regulations to furnish the Company with copies of all Section 16(a) forms they file. To our knowledge, based solely on review of the copies of such reports furnished to us and written representations that no further reports were required, all of our directors, executive officers and 10% Stockholders made all required filings on time in 2015 other than one Form 4 filed on behalf of Mr. DeFalco on October 7, 2015, which was filed two weeks late on account of an administrative oversight.

We have adopted a code of business conduct and ethics, referred to as our Corporate Code of Ethics and Conduct that applies to all employees, officers and directors and meets the requirements of the rules of the SEC and of the NASDAQ. In addition, we have adopted a Code of Ethics that applies to our Chief Executive Officer and our senior financial officers which meets the SEC requirements. Both the Corporate Code of Ethics and Conduct and the Code of Ethics are available on our website at www.navg.com under the Corporate Governance link. Any amendments to or waiver of the Corporate Code of Ethics and Conduct or the Code of Ethics will be disclosed on our website under the same link promptly following the date of such amendment or waiver. In addition, in accordance with NASDAQ listing requirements, the Company also intends to disclose on a Form 8-K any waivers from the Corporate Code of Ethics and Conduct that are granted to directors and executive officers.

Absence of Dissenters’ or Appraisal Rights

Under Section 262 of the Delaware General Corporation Law, stockholders have the right to dissent from certain corporate actions. In such cases, dissenting stockholders are entitled to have their shares appraised and be paid the fair value of their shares provided that certain procedures perfecting their rights are followed. The proposals described in this Proxy Statement do not entitle a stockholder to exercise any such dissenters’ or appraisal rights.

Stockholders’ Proposals and Communications

Any proposal by a Stockholder of the Company intended to be presented at the 2017 Annual Meeting of Stockholders must be received by the Company at its principal administrative office no later than December 15, 2016 for inclusion in the Company’s proxy statement and form of proxy relating to that meeting. Any such proposal must also comply with the other requirements of the proxy solicitation rules of the SEC.

The Board of Directors believes that it is important for stockholders to have a process to send communications to the Board. Accordingly, stockholders desiring to send a communication to the Board, or to a specific director, may do so by delivering a letter to the Secretary of the Company at The Navigators Group, Inc., 400 Atlantic Street, 8th Floor, Stamford, Connecticut 06901. The mailing envelope must contain a clear notation indicating that the enclosed letter is a “Stockholder-Board Communication” or “Stockholder-Director Communication-name of specific director or directors”. All such letters must identify the author as a stockholder and clearly state whether the intended recipients of the letter are all members of the Board or certain specified individual directors. The Secretary of the Company will open such communications and make copies, and then circulate them to the appropriate director or directors.

Form 10-K Annual Report

UPON WRITTEN REQUEST BY A STOCKHOLDER, WE WILL FURNISH THAT PERSON, WITHOUT CHARGE, A COPY OF THE ANNUAL REPORT ON FORM 10-K FOR 2015 WHICH IS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION, INCLUDING THE FINANCIAL STATEMENTS AND SCHEDULES THERETO. The Form 10-K Annual Report for 2015 provided to Stockholders will not include the documents listed in the exhibit index of the Form 10-K. Upon written request, we will furnish to the stockholder copies of any exhibits for a nominal charge. Requests should be addressed to The Navigators Group, Inc., Attn: Investor Relations Department, 400 Atlantic Street, 8th Floor, Stamford, Connecticut 06901. In addition, we make available through our website at www.navg.com under the Investor Relations – SEC Filings link, free of charge, our Annual Report on Form 10-K including exhibits, quarterly reports on Form 10-Q including exhibits, current reports on Form 8-K including exhibits, and all amendments to those reports as soon as reasonably practicable after such material is electronically filed with or furnished to the SEC.

Solicitation and Expenses of Solicitation

Our officers and employees may solicit proxies. Proxies may be solicited by personal interview, mail and telephone. Brokerage houses and other institutions, nominees and fiduciaries will be requested to forward solicitation material to the beneficial owners of Common Stock, and will be reimbursed for their reasonable out-of-pocket expenses in forwarding such solicitation material. The costs of preparing this Proxy Statement and all other costs in connection with the solicitation of proxies for the Annual Meeting of Stockholders are being borne by the Company. It is estimated that the costs will be nominal.

Your cooperation in giving this matter your immediate attention and in returning your proxy promptly will be appreciated.

By Order of the Board of Directors

Emily B. Miner

Secretary

Stamford, Connecticut

April 14, 2016

THE NAVIGATORS GROUP, INC.

ATTN: EMILY MINER

400 ATLANTIC STREET, 8th FLOOR

STAMFORD, CT 06901

VOTE BY INTERNET - www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS

If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

		For All	Withhold All	For All Except	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.
The Board of Directors recommends you vote FOR the following:
1. Election of Directors		☐	☐	☐
Nominees
01 Saul L. Basch 02 H.J. Mervyn Blakeney 03 Terence N. Deeks 04 Stanley A. Galanski 05 Geoffrey E. Johnson
06 Robert V. Mendelsohn 07 David M. Platter 08 Patricia H. Roberts 09 Janice C. Tomlinson 10 Marc M. Tract
The Board of Directors recommends you vote FOR proposals 2 and 3.							For	Against	Abstain
2 An advisory resolution on executive compensation.							☐	☐	☐
3 Ratification of KPMG LLP as the independent auditors of the Company to examine and report on the December 31, 2016 financial statements.							☐	☐	☐
NOTE: Transact such other business as may properly come before the Annual Meeting or any adjournment thereof.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date				Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Annual Report, Notice & Proxy Statement is/are available at www.proxyvote.com

THE NAVIGATORS GROUP, INC.

400 Atlantic Street, 8th Floor

Stamford, CT 06901

PROXY FOR THE MAY 26, 2016 ANNUAL MEETING OF STOCKHOLDERS

Mr. Ciro M. DeFalco and Ms. Emily B. Miner, or any one of them, with power of substitution, are hereby authorized as proxies to represent and to vote the shares of the undersigned at the Annual Meeting of Stockholders of The Navigators Group, Inc. to be held at 10:00 a.m., Thursday, May 26, 2016, at the office of the Company at 400 Atlantic Street, 8th Floor, Stamford, CT 06901, and at any adjournment thereof. The proxies are to vote the shares of the undersigned as instructed on the reverse side and in accordance with their judgment on all other matters which may properly come before the Annual Meeting.

IF NOT OTHERWISE SPECIFIED, THIS PROXY WILL BE VOTED FOR THE ELECTION OF ALL DIRECTOR NOMINEES AND FOR PROPOSALS 2 AND 3.

Continued and to be signed on reverse side